Filed Pursuant to Rule 424(b)(2)

Registration No. 333-238010

CALCULATION OF REGISTRATION FEE

	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
1.750% Senior Notes due 2027	€500,000,000	99.889%	$566,820,130.50
Total	€500,000,000		$566,820,130.50	$73,573.25

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended, based upon a dollar/euro exchange rate of $1.1349/€1 as of Noon, New York City time, on June 9, 2020.

Prospectus Supplement

(To prospectus dated May 5, 2020)

€500,000,000

Mohawk Capital Finance S.A.

1.750% Senior Notes due 2027

Fully and Unconditionally Guaranteed by

Mohawk Industries, Inc.

Mohawk Capital Finance S.A., the Issuer, is offering €500,000,000 principal amount of 1.750% notes due 2027, which we refer to in this prospectus supplement as the notes.

The notes will bear interest at 1.750% per year. Interest on the notes is payable on June 12 of each year, beginning on June 12, 2021. The notes will mature on June 12, 2027. Interest on the notes will accrue from June 12, 2020.

At our option, we may redeem the notes, in whole or in part, before the maturity date on at least 15 but not more than 60 days’ notice at the redemption price and on the other terms described in this prospectus supplement under the heading “Description of Notes—Optional Redemption.” Additionally, the Issuer may redeem the notes in whole, but not in part, at its option, in the event of certain developments affecting the United States, Luxembourg or other applicable taxing jurisdiction as described under the heading “Description of Notes—Redemption for Tax Reasons.” Additionally, if a change of control triggering event as described in this prospectus supplement occurs, unless the Issuer has exercised its option to redeem the notes, the Issuer will offer to repurchase the outstanding notes at the price and on the other terms described in this prospectus supplement under the heading “Description of Notes—Offer to Repurchase upon Change of Control Triggering Event.” The notes will not be convertible or exchangeable.

The notes will be the Issuer’s senior unsecured obligations and will rank equally in right of payment with all of the Issuer’s other existing and future senior unsecured indebtedness. The notes will be fully, unconditionally and irrevocably guaranteed on a senior unsecured basis by Mohawk Industries, Inc., or Mohawk or the Guarantor, the parent company of the Issuer. Mohawk’s guarantee will be Mohawk’s senior unsecured obligation and will rank equally in right of payment with all of Mohawk’s other senior unsecured indebtedness and guarantees from time to time outstanding. The notes will be issued only in denominations of €100,000 and integral multiples of €100,000 in excess thereof.

Currently there is no public market for the notes. Application has been made for the notes to be listed on the Official List of the Luxembourg Stock Exchange (the “LuxSE”) and to be admitted to trading on the Euro MTF Market of the LuxSE (the “Euro MTF”). The Euro MTF is not a regulated market as defined by Article 4, paragraph 1, point 21 of the Markets in Financial Instruments Directive (Directive 2014/65/EU of the European Parliament and of the Council of 15 May 2014 (recast)). This document constitutes a prospectus (the “Prospectus”) for the purposes of Part IV of the Luxembourg law of 16 July 2019 on prospectuses for securities (the “Prospectus Law”).

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-10 of this prospectus supplement, in the Guarantor’s Annual Report on Form 10-K for the year ended December 31, 2019 and in other documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per note	Total
Public Offering Price(1)	99.889%	€499,445,000
Underwriting Discount	0.450%	€2,250,000
Proceeds, Before Expenses, to Mohawk Capital Finance S.A.	99.439%	€497,195,000

(1)	Plus, accrued interest, if any, from June 12, 2020 if settlement occurs after that date.

The notes will initially be represented by one or more global notes in registered form which will be delivered to, and registered in the name of a nominee, in its capacity as a nominee for a common safekeeper (“Common Safekeeper”) for Euroclear Bank SA/NV (“Euroclear”) or Clearstream Banking S.A. (“Clearstream” and, together with Euroclear, the international central securities depositaries or “ICSDs”). It is expected that delivery of the global note(s) will be made on June 12, 2020 or such later date as may be agreed by us and the underwriters.

The notes are intended to be held in a manner which will allow Eurosystem eligibility. This simply means that the notes are intended upon issue to be deposited with one of the ICSDs as Common Safekeeper (and registered in the name of a nominee of one of the ICSDs acting as Common Safekeeper) and does not necessarily mean that the Notes will be recognized as eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem either upon issue or at any or all times during their life. Such recognition will depend upon the European Central Bank being satisfied that Eurosystem eligibility criteria have been met.

Joint Book-Running Managers

BNP PARIBAS	BofA Securities	J.P. Morgan

Mizuho Securities	PNC Capital Markets LLC	Wells Fargo Securities	UniCredit Bank	Barclays

Co-Managers

US Bancorp	SunTrust Robinson Humphrey	Goldman Sachs & Co. LLC	KBC Bank

The date of this prospectus supplement is June 9, 2020.

We and the underwriters have not authorized any other person to provide you with information different than what is contained in this prospectus supplement, the accompanying prospectus and any information incorporated by reference herein, and we take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus prepared by us, or the documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by us or the documents incorporated by reference.

Prospectus Supplement

Prospectus

i

Unless the content requires otherwise the terms “Mohawk,” the “Company,” “we,” “our” and “us” refer to Mohawk Industries, Inc. and its subsidiaries, including the Issuer.

References herein to “$” and “dollars” are to the lawful currency of the United States. References to “€” and “euro” are to the lawful currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. See “Currency Conversion” for a discussion of recent rates of exchange between the U.S. dollar and the euro.

Financial information of Mohawk presented or incorporated by reference in this prospectus supplement and the accompanying prospectus has been prepared in accordance with Generally Accepted Accounting Principles in the United States, or U.S. GAAP.

IN CONNECTION WITH THIS OFFERING, J.P. MORGAN SECURITIES PLC AS STABILIZING MANAGER (OR PERSONS ACTING ON ITS BEHALF) MAY OVER-ALLOT THE NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. THIS STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 CALENDAR DAYS AFTER THE ISSUE DATE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES.

ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.

MiFID II product governance / Professional investors and eligible counterparties only target market – Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU, as amended, or MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes, whom we refer to as a distributor, should take into consideration the manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the territory of the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of Directive 2002/92/EC, as amended, known as the Insurance Mediation Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Regulation (EU) No 2017/1129, known as the Prospectus Regulation. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended, known as the PRIIPs Regulation, for offering or selling the notes or otherwise making them available to retail investors in the EEA or the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or the UK may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the European Economic Area and the United Kingdom

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the EEA or the UK subject to the Prospectus Regulation, each of which we refer to as a Relevant Member State, will be made pursuant to an exemption under the Prospectus Regulation from the requirement to produce a prospectus for offers of notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of the notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case in relation to such offer. Neither the Issuer nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish or supplement a prospectus for such offer. The Issuer and the underwriters have not authorized, nor do they authorize, the making of any offer of notes through any financial intermediary other than offers made by the underwriters, which constitute the final placement of the notes contemplated in this prospectus supplement and the accompanying prospectus. “Prospectus Regulation” means Regulation 2017/1129 (EU) of the European Parliament and of the Council, of 14 June 2017, on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC, and includes any relevant particular requirement or measure imposed in each Relevant Member State.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the UK that are qualified investors within the meaning of Article 2 (e) of the Prospectus Regulation and that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, which we refer to as the Order, or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order. We refer to each such person as a Relevant Person. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the UK. Any person in the UK that is not a Relevant Person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents.

This prospectus supplement and the accompanying prospectus have not been approved for the purposes of section 21 of the Financial Services and Markets Act 2000, as amended, or FSMA, by a person authorized under FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the UK only in circumstances in which section 21(1) of FSMA does not apply to us.

The notes are not being offered or sold to any person in the UK except in circumstances which will not result in an offer of securities to the public in the UK within the meaning of Part VI of FSMA.

The notes are offered globally for sale only in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the notes in some jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See “Underwriting—Selling Restrictions.”

ABOUT THIS PROSPECTUS SUPPLEMENT

These offering materials consist of two documents, and the information incorporated by reference in these two documents: this prospectus supplement, which describes the terms of the notes that the Issuer is currently offering, and the accompanying prospectus, which provides general information about us and our debt securities, some of which may not apply to the notes that the Issuer is currently offering. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with, updates or changes the information in the accompanying prospectus or the information incorporated by reference in the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus or the information incorporated by reference in the accompanying prospectus. In addition, the information in this prospectus supplement may add to, update or change the information incorporated by reference in this prospectus supplement and accordingly will supersede that information.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, referred to in “Incorporation of Certain Information by Reference” in this prospectus supplement and the accompanying prospectus.

This prospectus supplement contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference. Copies of documents referred to in this prospectus supplement will be made available to prospective investors at no cost upon request to us.

To the extent information contained in this prospectus supplement has been sourced from third parties, such information has been accurately reproduced and as far as the Issuer is aware and able to ascertain from information published by that respective third party, no facts have been omitted which would render the reproduced information inaccurate or misleading.

FORWARD-LOOKING STATEMENTS

Certain of the statements in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and any free writing prospectus that we authorize for use in connection with this offering, particularly statements anticipating future performance, business prospects, growth and operating strategies, and similar matters, and those that include the words “could,” “should,” “believes,” “anticipates,” “expects” and “estimates” or similar expressions constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ materially from our current expectations as expressed or implied in our forward-looking statements: our ability to successfully complete this offering; changes in economic or industry conditions; competition; inflation and deflation in raw material prices and other input costs; inflation and deflation in consumer markets; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; ability to identify attractive acquisition targets; ability to successfully complete and integrate acquisitions; international operations; changes in foreign exchange rates; introduction of new products; rationalization of operations; tax, product and other claims; litigation; the risks and uncertainty related to the COVID-19 pandemic; and other risks identified in Mohawk’s reports filed with the Securities and Exchange Commission, or the SEC, including Mohawk’s Annual Report on Form 10-K for the year ended December 31, 2019, and public announcements.

We disclaim any obligation to update forward-looking statements to reflect new information, future events or risks or the eventual outcome of the facts underlying the forward-looking statements except as required by law. New information or future events or risks may cause the forward-looking events we discuss in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference not to occur or to occur in a manner different from what we expect.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Mohawk files annual, quarterly and current reports, proxy statements and other information with the SEC. Mohawk’s SEC filings, including the registration statement (File No. 333-238010) of which this prospectus supplement and the accompanying prospectus are a part (including the exhibits and schedules thereto), are available to the public on the SEC’s website at www.sec.gov.

The SEC’s rules allow us to incorporate by reference information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date Mohawk files that document. For the purposes of U.S. securities law requirements, other than in any non-U.S. jurisdiction where such updates are not permitted, any reports filed by Mohawk with the SEC after the date of this prospectus supplement will automatically update and, where applicable, supersede any information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference.

We incorporate by reference into this prospectus supplement the following documents or information filed by Mohawk with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Mohawk’s Annual Report on Form 10-K for the year ended December 31, 2019;

•

The information included in Mohawk’s Definitive Proxy Statement for Mohawk’s 2020 Annual Meeting of Stockholders, filed on April 3, 2020, to the extent incorporated by reference into Part  III of Mohawk’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•	Mohawk’s Quarterly Reports on Form 10-Q for the quarter ended March 28, 2020;

•	Mohawk’s Current Reports on Form 8-K filed on February 27, 2020, April 13, 2020, April 15, 2020, May 7, 2020, May 12, 2020, May 18, 2020 and May 22, 2020; and

•	If applicable, all documents we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the completion or termination of this offering.

We will provide without charge to each person to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus supplement, excluding exhibits to those documents, unless they are specifically incorporated by reference into those documents. These documents are available on our website at http://www.mohawkind.com. You can also request those documents from Mohawk’s Corporate Secretary at the following address and telephone number:

Mohawk Industries, Inc.

160 South Industrial Boulevard

Calhoun, Georgia 30701

(706) 629-7721

Except as expressly provided above, no other information, including information on our website, is incorporated by reference into this prospectus supplement.

SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus and the information in the documents incorporated by reference herein. You should carefully consider, among other things, the matters discussed in the sections titled “Risk Factors” below and in our SEC reports that are incorporated by reference herein.

Mohawk Capital Finance S.A.

The Issuer, a public limited liability company (société anonyme), incorporated on 25 August 2017, organized and existing under the laws of the Grand Duchy of Luxembourg, is an indirect wholly owned subsidiary of Mohawk that provides financing for Mohawk through the issuance of debt securities. The Issuer holds no material assets other than assets related to its financing activities and does not engage in any other business activities or operations. Below is an abbreviated corporate organization chart showing the Issuer’s position within the Mohawk corporate group.

The board of directors of the Issuer is composed of the following four directors:

Name	Function	Business address	Principal activity outside of the Issuer
Kiefer Michael	Class A director	10B, rue des Mérovingiens L-8070 Bertrange Grand Duchy of Luxembourg	Corporate Accounting & Project Manager for Mohawk International Holdings S.à r.l.

Kleynhans John	Class B director	58, rue Charles Martel L-2134 Luxembourg Grand Duchy of Luxembourg	Senior Administration Manager for Maitland Luxembourg S.A.

Knight Andrew	Class B director	56, rue Charles Martel L-2134 Luxembourg Grand Duchy of Luxembourg	Partner at Harney Westwood & Riegels LP

Rosselli Christopher	Class A director	160 South Industrial Boulevard 30701 Calhoun – Georgia United States of America	Deputy General Counsel – Flooring North America & Global Corporate at Mohawk Industries, Inc.

The address of the Issuer’s registered office is 10B, rue des Mérovingiens, L-8070 Bertrange, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B217592, and its telephone number is 352 2700 4181.

Mohawk Industries, Inc.

Mohawk is a leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. The Company’s vertically integrated manufacturing and distribution processes provide competitive advantages in carpet, rugs, ceramic tile, laminate, wood, stone, luxury vinyl tile, or LVT, and sheet vinyl flooring. The Company’s industry-leading innovation develops products and technologies that differentiate its brands in the marketplace and satisfy all flooring related remodeling and new construction requirements. The Company’s brands are among the most recognized in the industry and include American Olean®, Daltile®, Durkan®, Eliane®, Feltex®, Godfrey Hirst®, IVC®, Karastan®, Marazzi®, Mohawk®, Pergo®, Quick-Step® and Unilin®. During the past two decades, the Company has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations in Australia, Brazil, Canada, Europe, India, Malaysia, Mexico, New Zealand, Russia and the United States. The Company had annual net sales in 2019 of $10.0 billion. Approximately 60% of this amount was generated by sales in the United States and approximately 40% was generated by sales outside the United States.

The Company has three reporting segments, Global Ceramic, Flooring North America, or Flooring NA, and Flooring Rest of the World, or Flooring ROW, with their 2019 net sales representing 36%, 39% and 25%, respectively, of the Company’s total.

The Global Ceramic Segment designs, manufactures, sources, distributes and markets a broad line of ceramic, porcelain and natural stone tile products used for floor and wall applications in residential and commercial channels for both remodeling and new construction. In addition, the Global Ceramic Segment manufactures, sources and distributes other products, including natural stone, quartz and porcelain slab countertops, as well as installation materials. The Global Ceramic Segment markets and distributes its products under various brands, including the following: American Olean, Daltile, Eliane, EmilGroup®, KAI®, Kerama Marazzi, Marazzi and Ragno®. The Segment sells its products through Company-owned and franchised operations, independent distributors, home centers, floor covering retailers, ceramic specialists, commercial contractors and commercial end users. The Global Ceramic Segment operations are vertically integrated from the production of raw material for body and glaze preparation to the manufacturing and distribution of ceramic and porcelain tile.

The Flooring NA Segment designs, manufactures, sources and distributes a broad range of floor covering products in a variety of colors, textures and patterns for both residential and commercial remodeling and new construction channels. The Segment’s product lines include broadloom carpet, carpet tile, rugs and mats, carpet pad, wood, laminate, medium-density fiberboard, or MDF, wood flooring, LVT and sheet vinyl. The Flooring NA Segment markets and distributes its flooring products under various brands, including the following: Aladdin Commercial®, Durkan, IVC, Karastan, Mohawk, Mohawk Group®, Mohawk Home®, Pergo, Portico® and Quick-Step. The Segment sells its products through floor covering retailers, distributors, home centers, mass merchants, department stores, e-commerce retailers, shop at home, buying groups, builders, commercial contractors and commercial end users.

The Flooring ROW Segment designs, manufactures, sources and distributes a wide variety of laminate, LVT and sheet vinyl, wood flooring, broadloom carpet and carpet tile collections used in the residential and commercial markets for both remodeling and new construction. In addition, the Flooring ROW Segment manufactures roofing panels, insulation boards, mezzanine flooring, MDF and chipboards primarily for the European market. The Segment also licenses certain patents related to flooring manufacturing throughout the world. The Segment markets and distributes its products under various brands, including the following: Balterio®, Feltex, Godfrey Hirst, Hycraft®, IVC, Leoline®, Moduleo®, Pergo, Quick-Step, Unilin and Xtratherm®. The Segment sells its products through floor covering retailers, wholesalers, company operated distributors, independent distributors and home centers.

Mohawk’s principal executive offices are located at 160 South Industrial Boulevard, Calhoun, Georgia 30701, and its telephone number is (706) 629-7721. Mohawk’s website can be accessed at www.mohawkind.com. The contents of the website are not part of this prospectus supplement or the accompanying prospectus.

Recent Developments

Under a separate prospectus supplement dated May 7, 2020, Mohawk announced an offering of $500.0 million aggregate principal amount of its 3.625% Senior Notes due 2030 (the “Prior Offering”). Mohawk received approximately $494.5 million of net proceeds from the Prior Offering, which proceeds it used to repay all of the $500.0 million outstanding under Mohawk’s senior term credit facility described in more detail below. The Prior Offering closed on May 14, 2020.

On April 7, 2020, Mohawk entered into a credit agreement that provides for a $500,000,000 delayed draw term loan facility, or the senior term credit facility. On April 15, 2020, Mohawk borrowed the full amount on the senior term credit facility, the proceeds of which may be used for funding working capital and general corporate purposes of Mohawk. The principal amount of the senior term credit facility must be repaid in a single installment on April 6, 2021. Mohawk may prepay all or a portion of the senior term credit facility from time to time, plus accrued and unpaid interest. The obligations of Mohawk and its subsidiaries in respect of the senior term credit facility are unsecured. As noted above, we used the net proceeds of the Prior Offering to prepay in full all amounts outstanding under the senior term credit facility.

Due to its large global footprint, Mohawk’s business is sensitive to macroeconomic events in the United States and abroad. While the near-term economic and financial impact of the COVID-19 pandemic is rapidly evolving and difficult to measure, based on current visibility, the Company expects that it will continue to see decreased near-term demand across a number of its markets. Also, the Company has experienced and may continue to experience plant closures resulting from lower demand and/or health-based concerns, and government mandated closures. The majority of Mohawk’s manufacturing and distribution facilities, though, continue to operate, to the extent supported by demand, in accordance with local health and safety guidance. In order to manage reduced short-term production needs, the Company has experienced, and may continue to initiate temporary furloughs and layoffs. The Company believes it has the experience and resources necessary to capitalize on opportunities that will arise once employees return to work around the world and macroeconomic conditions improve. The Company is following the recommendations of local health authorities to minimize exposure risk for its employees, suppliers, customers and other stakeholders. The Company is currently implementing business continuity plans during the crisis and attempting to minimize the pandemic’s impact. For information on risk factors that could impact our results, please refer to “Risk Factors.”

The Offering

Issuer	Mohawk Capital Finance S.A.

Guarantor	Mohawk Industries, Inc.

Legal Entity Identifier	549300IXL8ST9Z2BTY31

Notes Offered	€500,000,000 principal amount of 1.750% Senior Notes due 2027.

Interest Rate	1.750% per year, payable annually in arrears.

Maturity Date	June 12, 2027.

Interest Payment Date	June 12 of each year, commencing on June 12, 2021.

Guarantee	All payments on the notes, including principal and interest, will be fully, unconditionally and irrevocably guaranteed by Mohawk.

Ranking	The notes will be the Issuer’s senior unsecured obligations and will:

•

rank equal in right of payment to all of the Issuer’s existing and future senior unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes;

•	rank senior in right of payment to any of the Issuer’s future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the notes;

•

to the extent the Issuer incurs secured indebtedness in the future, be effectively subordinated to all of such secured indebtedness and other secured obligations to the extent of the value of the assets securing such indebtedness and other obligations; and

•	be structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of the Issuer’s subsidiaries.

The guarantee will be:

•	Mohawk’s senior unsecured obligation;

•

equal in right of payment with all of Mohawk’s other existing and future senior unsecured indebtedness and guarantees and senior in right of payment to all of Mohawk’s existing and future subordinated indebtedness and guarantees;

•	effectively subordinated to all liabilities of Mohawk’s subsidiaries (other than the Issuer), including trade payables; and

•	effectively subordinated to any secured indebtedness of Mohawk and its subsidiaries, including the Issuer, to the extent of the value of the assets securing such indebtedness.

As of March 28, 2020, Mohawk had consolidated total indebtedness of $2,724.5 million and our subsidiaries, excluding the Issuer, had total indebtedness of $376.7 million. As of March 28, 2020, after giving effect to Mohawk’s senior term credit facility, this offering and the Prior Offering and the use of proceeds therefrom (including repayment of Mohawk’s senior term credit facility), Mohawk would have had consolidated total indebtedness of $3,035.8 million. This includes borrowings of $25.3 million of commercial paper, $100.2 million outstanding under Mohawk’s senior revolving credit facility, and $0.0 outstanding under Mohawk’s senior term credit facility. As of March 28, 2020, all of Mohawk’s indebtedness was unsecured. As of March 28, 2020, after giving effect to Mohawk’s senior term credit facility, this offering and the Prior Offering and the use of proceeds therefrom (including repayment of Mohawk’s senior term credit facility), Mohawk’s subsidiaries, excluding the Issuer, had outstanding $3,159.1 million of total liabilities, including $376.7 million of debt (excluding in each case intercompany liabilities), to which the notes will be structurally subordinated. See “Risk Factors—Risks Related to the Notes—The guarantee and the notes will be structurally subordinated to the obligations of Mohawk’s subsidiaries other than the Issuer” and “—The notes and the guarantee will be subordinated to secured indebtedness of the Issuer and Mohawk, respectively,” and “Use of Proceeds.”

The Issuer is an indirect wholly owned subsidiary of Mohawk that provides financing for Mohawk on an ongoing basis through the issuance of various debt securities, including €300 million principal amount of floating rate notes due 2021 and €300 million principal amount of floating rate notes due 2020, in each case guaranteed by Mohawk. The Issuer holds no material assets other than assets related to its financing activities and does not engage in any other business activities or operations.

Optional Redemption	Prior to April 12, 2027, the Issuer may redeem the notes, in whole or in part, at any time and from time to time at the “make whole” redemption price described in “Description of Notes—Optional Redemption” in this prospectus supplement, plus accrued and unpaid interest on the principal amount being redeemed to the redemption date.

Commencing on April 12, 2027, the Issuer may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date. See “Description of Notes—Optional Redemption” in this prospectus supplement.

Redemption for Tax Reasons	The Issuer may redeem all, but not part, of the notes if the tax laws of a Relevant Jurisdiction change and the Issuer or Mohawk becomes obligated to pay additional amounts on the notes as described in “Description of Notes—Payment of Additional Amounts.” This redemption would be at 100% of the principal amount of the notes to be redeemed, together with accrued and unpaid interest on the notes to be redeemed to the date fixed for redemption. See “Description of Notes—Redemption for Tax Reasons.”

Offer to Repurchase upon Change of Control	Upon a “Change of Control Triggering Event,” holders of the notes will have the right to require the Issuer to repurchase all or a portion of their notes at a purchase price equal to 101% of the principal amount of the notes, together with accrued and unpaid interest on the notes to be repurchased to the date of repurchase. See “Description of Notes—Offer to Repurchase upon Change of Control Triggering Event.”

Covenants	The indenture and the fourth supplemental indenture governing the notes will contain covenants that, subject to exceptions and qualifications, limit Mohawk’s ability and the ability of its subsidiaries, including the Issuer, to create liens and to enter into sale and leaseback transactions and that limit Mohawk’s ability to consolidate, merge or transfer all or substantially all of its assets.

Use of Proceeds	We intend to use the net proceeds of this offering to repay all or a portion of the €238.0 million outstanding under Mohawk’s European commercial paper program and for general corporate purposes. As of March 28, 2020, the weighted-average interest rate and maturity period for the European commercial paper program were (0.26)% and 23.4 days, respectively. Pending application of the net proceeds, we may temporarily invest the net proceeds in short-term marketable securities. See “Use of Proceeds.”

Currency of Payment

All payments of principal and interest, including payments made upon any redemption of the notes, will be made in euro. If the euro is unavailable to the Issuer or, in the case of the guarantee, Mohawk, due to the imposition of exchange controls or other circumstances beyond the control of the Issuer or Mohawk or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in United States dollars until the euro is again available to the Issuer or, in the case of the guarantee, Mohawk, or so used. See “Description of Notes—Issuance in Euro” and “Currency Conversion.”

Additional Amounts	Subject to certain exceptions and limitations set forth herein, the Issuer or Mohawk will pay additional amounts as may be necessary to ensure that every net payment on a note to a beneficial owner, after deduction or withholding by us or any of our paying agents for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States and certain other jurisdictions, will not be less than the amount provided in such note to be then due and payable. See “Description of Notes—Payment of Additional Amounts.”

Further Issues	The Issuer may, at any time, without notice to or the consent of the holders of the notes, create and issue additional notes ranking equally with the notes in all respects (except for the issue date and, in some cases, the public offering price and the first interest payment date and the initial interest accrual date). Such additional notes may be consolidated and form a single series with the previously outstanding notes; provided that if the additional notes are not fungible with the notes for U.S. federal income tax purposes, the additional notes will be issued with a different ISIN or other identifying number than the notes.

Book-Entry; Form and Denominations	The notes will be issued in registered form in the form of one or more global notes fully registered in the name of a nominee of a common safekeeper for Euroclear Bank SA/NV or Clearstream Banking S.A. Except in the limited circumstances described in the prospectus, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered to be holders of notes under the indenture. The notes will be issued in minimum denominations of €100,000 and in integral multiples of €100,000 in excess thereof.

Eurosystem Eligibility	The notes are intended to be held in a manner which will allow Eurosystem eligibility. This simply means that the notes are intended upon issue to be deposited with one of the ICSDs as Common Safekeeper (and registered in the name of a nominee of one of the ICSDs acting as Common Safekeeper) and does not necessarily mean that the notes will be recognized as eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem either upon issue or at any or all times during their life. Such recognition will depend upon the European Central Bank being satisfied that Eurosystem eligibility criteria have been met.

Listing

Application has been made for the notes to be listed on the Official List of the LuxSE and to be admitted to trading on the Euro MTF. The listing application will be subject to approval by the LuxSE. We currently expect listing of the notes on the Official List of the LuxSE and admission to trading of the notes on the Euro MTF Market of the LuxSE to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Marketing and Selling Restrictions	The notes may be offered for sale in those jurisdictions in the United States, Europe and Asia where it is lawful to make such offers. See “Underwriting—Selling Restrictions.”

Tax Considerations	You should consult your independent tax advisor with respect to the tax consequences of owning the notes in light of your own particular situation. See “Non-United States Federal Income Tax Income Considerations” and “Material United States Federal Income Tax Considerations.”

Governing Law	The senior indenture is, and the notes will be, governed by the laws of the State of New York. For the avoidance of doubt, the application of articles 470-1 to 470-19 of Luxembourg law dated 10th August, 1915 on commercial companies, as amended, shall be excluded in relation to the issuance of any of the notes.

Trustee, Transfer Agent and Registrar	U.S. Bank National Association

Paying Agent	Elavon Financial Services DAC

Risk Factors	See “Risk Factors” in this prospectus supplement and in the Guarantor’s Annual Report on Form 10-K for the year ended December 31, 2019 and the other information included or incorporated by reference in this prospectus supplement for a discussion of certain risks you should carefully consider before deciding to invest in the notes.

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the risks described below and other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement before investing in the notes. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently consider less significant may also impair our business operations. Our business could be materially adversely affected by any of these risks.

This prospectus supplement and the accompanying prospectus also contain or incorporate by reference forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus. See “Forward-Looking Statements.”

Risks Related to the Notes

There may be no public trading market for the notes.

The notes constitute a new issue of securities, for which there is no existing market. Although we will apply for the notes to be listed for trading on the Luxembourg Stock Exchange, we cannot provide you with any assurance regarding whether the notes will become or remain listed or whether a trading market for the notes will develop or as to the liquidity or sustainability of any such market, the ability of holders of the notes to sell their notes or the price at which holders may be able to sell their notes. If a market were to develop, the notes could trade at prices that may be higher or lower than the initial offering price depending on many factors, including prevailing interest rates, our financial performance, developments in our industry and changes in the overall market for investment grade securities. The listing application will be subject to approval by the Luxembourg Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. The notes are intended to be held in a manner which will allow the notes to be recognized as eligible collateral for Eurosystem monetary policy and intra-day credit operations (“Eurosystem eligibility”). Such Eurosystem eligibility recognition will depend upon the European Central Bank being satisfied that Eurosystem eligibility criteria have been met. Should the European Central Bank determine that the notes satisfy Eurosystem eligibility criteria, the European Central Bank may at any time during the life of the notes change its Eurosystem eligibility criteria and/or determine that the notes no longer satisfy Eurosystem eligibility criteria. We have no obligation to maintain Eurosystem eligibility or meet Eurosystem eligibility criteria either upon issue or at any or all times during the life of the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all.

If you are able to resell your notes, many factors may affect the price you receive, which may be lower than you believe to be appropriate.

If you are able to resell your notes, the price you receive will depend on many factors that may vary over time, including:

•	the market for similar securities;

•	the level, direction and volatility of market interest rates;

•	the outstanding amount of the notes; and

•	the redemption and repayment features of the notes to be sold.

As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

The guarantee and the notes will be structurally subordinated to the obligations of Mohawk’s subsidiaries other than the Issuer.

Mohawk operates as a holding company, conducting most of its operations through its subsidiaries. The Issuer currently has no subsidiaries and does not engage in any other business activities or operations of its own other than financing activities. The Issuer’s principal source of funds is its financing activities. Mohawk’s principal source of funds, including for payment of principal and interest (including any additional amounts) on the guarantee, depends on earnings and cash flows of its subsidiaries and the ability of its subsidiaries to pay dividends or advance or repay funds to it. In addition, any of Mohawk’s rights (including the rights of the holders of the notes) to participate in the assets of any of its subsidiaries (other than the Issuer) upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary’s creditors (except to the extent that Mohawk may itself be a creditor of that subsidiary), including that subsidiary’s trade creditors and Mohawk’s creditors who have obtained guarantees from such subsidiaries. As a result, the guarantee and the notes will be structurally subordinated to the obligations and liabilities of all of Mohawk’s subsidiaries (other than the Issuer’s obligations and liabilities with respect to the notes). As of March 28, 2020, Mohawk’s subsidiaries, excluding the Issuer, had total indebtedness of $376.7 million. As of March 28, 2020, after giving effect to Mohawk’s senior term credit facility, this offering and the Prior Offering and the use of proceeds therefrom (including repayment of Mohawk’s senior term credit facility), Mohawk’s subsidiaries, excluding the Issuer, had total indebtedness of $376.7 million. In addition, the indenture governing the notes will permit Mohawk’s subsidiaries, including the Issuer, to incur additional indebtedness, including an unlimited amount of unsecured indebtedness, and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by its subsidiaries (although our senior credit facilities do impose limitations on the amount of additional indebtedness we may incur).

The notes and the guarantee will be subordinated to secured indebtedness of the Issuer and Mohawk, respectively.

The notes will be unsecured and unsubordinated obligations of the Issuer and will rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness of the Issuer and senior in right of payment to all subordinated indebtedness of the Issuer, if any. The guarantee will be the unsecured and unsubordinated obligation of Mohawk and will rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness of Mohawk and senior in right of payment to all subordinated indebtedness of Mohawk, if any. However, the notes and the guarantee will be effectively subordinated to any secured obligations of Mohawk and its subsidiaries including the Issuer, to the extent of the assets serving as security therefor. As of March 28, 2020, Mohawk and its subsidiaries, including the Issuer, had no secured debt outstanding. If in the future, we default on any then-existing secured debt, the holders thereof may foreclose on the assets securing our secured debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt. The holders of any of our secured debt outstanding at the time of an event of default also would have priority over unsecured creditors in the event of our liquidation, bankruptcy or similar proceeding. In the event of such a proceeding, the holders of our secured debt, if any, would be entitled to proceed against our pledged collateral, and that collateral will not be available for payment of unsecured debt, including the notes and the guarantee. As a result, the notes and the guarantee will be effectively subordinated to any secured debt that we may have now or in the future.

A breach of a covenant in our debt instruments could cause an acceleration of a significant portion of our outstanding indebtedness, and we may not be able to make payments on the notes.

The various agreements governing our outstanding indebtedness contain covenants that limit, among other things, our ability to:

•	incur additional indebtedness;

•	create liens or other encumbrances;

•	enter into sale and leaseback transactions;

•	pay dividends or make distributions or certain other restricted payments;

•	create restrictions on the payment of dividends or other amounts to us by our restricted subsidiaries;

•	make certain investments;

•	sell assets, including, but not limited to capital stock of restricted subsidiaries;

•	enter into certain mergers and consolidations; and

•	enter into transactions with shareholders or affiliates.

Additionally, Mohawk’s senior revolving credit facility, which permits borrowings of up to $1.8 billion, requires us to meet certain financial ratios and tests. As of March 28, 2020, after taking into account these ratios and tests (and prior to the issuance of notes offered hereby), we had the ability to incur additional indebtedness of up to $3.1 billion under such ratios.

A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under such debt instrument. In addition, such an event may trigger an event of default under one or more of our other debt instruments, including the notes. Our ability to comply with the covenants and other provisions in our various debt instruments may be affected by events beyond our control, and we cannot assure you that we will be able to comply with these covenants and other provisions. Upon the occurrence of an event of default under any debt instrument, the lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against collateral granted to them, if any, to secure the indebtedness. If our current or future lenders accelerate the payment of the indebtedness owed to them, we cannot assure you that our assets would be sufficient to repay in full our outstanding indebtedness, including the notes.

Our existing and future levels of indebtedness could adversely affect our financial health, our ability to obtain financing in the future, our ability to react to changes in our business and our ability to fulfill our obligations under the notes.

As of March 28, 2020, our subsidiaries, excluding the Issuer, had total indebtedness of $376.7 million. As of March 28, 2020, after giving effect to Mohawk’s senior term credit facility the use of the proceeds from this offering and the Prior Offering (including repayment of Mohawk’s senior term credit facility), we would have had outstanding consolidated total indebtedness of $3,035.8 million and availability of $1,651.7 million under our senior revolving credit facility.

Our level of indebtedness could have important consequences for holders of the notes. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness, resulting in possible defaults on and acceleration of such indebtedness;

•

require us to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, thereby reducing the availability of such cash flows to fund working capital, acquisitions, new plant openings, capital expenditures and other general corporate purposes;

•	limit our ability to obtain additional financing for working capital, acquisitions, new plant openings, capital expenditures, debt service requirements and other general corporate purposes;

•	limit our ability to refinance indebtedness or cause the associated costs of such refinancing to increase;

•	restrict the ability of our subsidiaries to pay dividends or otherwise transfer assets to us, which could limit our ability to, among other things, make required payments on our debt;

•	increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations (because a portion of our borrowings are at variable rates of interest); and

•

place us at a competitive disadvantage compared to other companies with proportionately less debt or comparable debt at more favorable interest rates who, as a result, may be better positioned to withstand economic downturns.

Any of the foregoing impacts of our level of indebtedness could have a material adverse effect on our business.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. We also depend on the business of our subsidiaries to satisfy our cash needs. If we cannot generate the required cash, we may not be able to make the necessary payments under the notes.

Our ability to make payments on our indebtedness, including the notes and the guarantee, and to fund planned capital expenditures will depend on our ability to generate cash in the future. Our ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We conduct our operations primarily through our subsidiaries. As a result, our ability to service our debts, including our obligations under the notes and other obligations, depends largely on the earnings of our subsidiaries and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Our subsidiaries are separate and distinct legal entities. Other than the Issuer, our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Additionally, changes in the laws of foreign jurisdictions in which we operate may adversely affect the ability of some of our foreign subsidiaries to repatriate funds to us.

Additionally, our historical financial results have been, and we anticipate that our future financial results will be, subject to fluctuations. We cannot assure you that our business will generate sufficient cash flow from our operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes and the guarantee, or to fund our other liquidity needs and make necessary capital expenditures.

If our cash flow and capital resources are insufficient to allow us to make scheduled payments on our debt, we may have to sell assets, seek additional capital or restructure or refinance our debt. We cannot assure you that the terms of our debt will allow for these alternative measures or that such measures would satisfy our scheduled debt service obligations.

If we cannot make scheduled payments on our debt:

•	the holders of our debt could declare all outstanding principal and interest to be due and payable;

•	the holders of our secured debt could commence foreclosure proceedings against our assets;

•	we could be forced into bankruptcy or liquidation; and

•	you could lose all or part of your investment in the notes.

The indenture does not restrict our ability to incur additional debt or to take other actions that could negatively impact our ability to pay our obligations under the notes, and the limited covenants in the indenture do not provide protection against some types of important corporate events.

The indenture for the notes does not:

•	limit our ability to incur indebtedness;

•	limit our subsidiaries’ ability to incur indebtedness, which would effectively rank senior to the notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the equity interests of our subsidiaries that we hold;

•	restrict our ability to purchase or prepay our securities;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes; or

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity which might protect holders of the notes in the event that we experience significant adverse changes in our business, financial condition or results of operations.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations that could substantially affect our capital structure and the value of the notes but would not constitute a change of control triggering event that permits holders to require the Issuer to repurchase their notes. For these reasons, you should not consider the covenants in the indenture or the change of control repurchase feature of the notes as a significant factor in evaluating whether to invest in the notes. See “Description of Notes—Offer to Repurchase upon Change of Control Triggering Event.”

We may be unable to raise the funds necessary to repurchase your notes upon a change of control triggering event.

Holders of the notes will have the right, at their option, to require the Issuer to repurchase all or a portion of their notes upon the occurrence of a change of control triggering event, which is a triggering event involving both a change of control of the Issuer or Mohawk and Mohawk’s Senior Unsecured Debt Rating (as defined herein) being rated below investment grade following a downgrade by at least two of Standard & Poor’s Financial Services LLC, Moody’s Investor Services, Inc. and Fitch Inc. In such event, the Issuer must offer to repurchase the notes at a price equal to 101% of the aggregate principal amount outstanding on the date of such change of control triggering event, plus accrued and unpaid interest from the date of initial issuance to, but excluding, the repurchase date. See “Description of Notes—Offer to Repurchase upon Change of Control Triggering Event.”

If the Issuer does not have sufficient funds to pay the repurchase price for all of the notes to be repurchased, an event of default under the indenture governing the notes would occur. We would need to seek third-party financing to the extent we do not have available funds to meet our repurchase obligation. However, there can be no assurance that we would be able to obtain any such financing on acceptable terms or at all. In addition, cash payments in respect of notes to be repurchased may be subject to limits and might be prohibited, or create an event of default, under our indebtedness or other agreements relating to borrowings that we may enter into from time to time. Our failure to make cash payments in respect of notes to be repurchased also could result in an event of default under the notes, under our senior credit facilities, or under other credit-related agreements. Our inability to pay for notes that are to be repurchased also could result in holders receiving substantially less than the principal amount of the notes.

In addition, as noted previously, the change of control repurchase obligation in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes), reorganization, restructuring, merger or other similar transaction. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a “change of control” of the Company or Mohawk as defined in the indenture that would trigger our obligation to offer to repurchase the notes. If an event occurs that does not constitute a “change of control” as defined in the indenture, the Issuer will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event. See “Description of Notes—Offer to Repurchase upon Change of Control Triggering Event.”

An increase in interest rates would increase the cost of servicing our debt and could reduce our profitability.

A significant portion of our outstanding and potential future debt, including under our senior credit facilities, bears or will bear interest at variable rates. As a result, an increase in interest rates, whether because of an increase in market interest rates or a decrease in our creditworthiness, would increase the cost of servicing our debt and could materially reduce our profitability and cash flows. The impact of such an increase would be more significant for us than it would be for competitors that have less variable rate debt.

We may be unable to repay or repurchase the notes at maturity.

At maturity, the entire principal amount of the notes, together with accrued and unpaid interest, will become due and payable. The Issuer may not have the ability to repay or refinance these obligations. If the maturity date occurs at a time when other arrangements prohibit the Issuer from repaying the notes, we could try to obtain waivers of such prohibitions from the lenders and holders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we could not obtain the waivers or refinance these borrowings, we would be unable to repay the notes.

An investment in the notes by a holder whose home currency is not euro entails significant risks.

All payments of interest on and the principal (including any additional amounts) of the notes and any redemption price for the notes will be made in euro. An investment in the notes by a holder whose home currency is not euro entails significant risks. These risks include the possibility of significant changes in rates of exchange between the holder’s home currency and euro and the possibility of the imposition or subsequent modification of foreign exchange controls. These risks generally depend on factors over which we and the Issuer have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. In the past, rates of exchange between euro and certain currencies have been highly volatile, and each holder should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of the notes. Depreciation of euro against the holder’s home currency would result in a decrease in the effective yield of the notes below its coupon rate and, in certain circumstances, could result in a loss to the holder. If you are a holder subject to United States income tax, see “Material United States Federal Income Tax Considerations—Foreign Currency Considerations” for the material U.S. federal income tax consequences of the ownership and disposition of the notes related to the notes being denominated in euro.

The notes permit the Issuer or, in the case of the guarantee, Mohawk to make payments in dollars if either is unable to obtain euro.

If the euro is unavailable to the Issuer or, in the case of the guarantee, Mohawk, due to the imposition of exchange controls or other circumstances beyond the Issuer’s or Mohawk’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in dollars until the euro is again available to the Issuer, or in the case of the guarantee, Mohawk, or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or most recently prior to the second business day prior to the relevant payment date. Any payment in respect of the notes so made in dollars will not constitute an event of default under the notes or the indenture governing the notes.

In a lawsuit for payment on the notes, an investor may bear currency exchange risk.

The indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euro. However, the judgment would be converted into dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a significant amount of time. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply New York law.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than dollars. For example, a judgment for money in an action based on the notes in many other United States federal or state courts ordinarily would be enforced in the United States only in dollars. The date used to determine the rate of conversion of euro into dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

Trading in the clearing systems is subject to minimum denomination requirements.

The terms of the notes provide that notes will be issued with a minimum denomination of €100,000 and multiples of €100,000 in excess thereof. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or a multiple of €100,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

You may be unable to recover in civil proceedings for U.S. securities laws violations.

The Issuer is organized under the laws of Luxembourg and does not have any assets in the United States. Only one of the four directors of the Issuer is a resident of the United States, and all or a majority of the Issuer’s assets will be located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon the Issuer or its directors and executive officers or to enforce any judgments obtained in U.S. courts predicated upon civil liability provisions of the U.S. securities laws. In addition, the Issuer cannot assure you that civil liabilities predicated upon the federal securities laws of the United States will be enforceable in Luxembourg.

The guarantee of the notes by Mohawk could be voided.

Mohawk’s obligations under its guarantee of the notes may be subject to review under state or federal fraudulent transfer laws in the event of Mohawk’s bankruptcy or other financial difficulty. Under those laws, in a lawsuit by an unpaid creditor or representative of creditors of Mohawk, such as a trustee in bankruptcy, if a court were to find that, when Mohawk entered into the guarantee, it received less than fair consideration or reasonably equivalent value for the guarantee and either:

•	was insolvent;

•	was rendered insolvent;

•	was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital; or

•	intended to incur or believed that it would incur debts beyond its ability to pay as the debts matured;

then the court could void the guarantee and Mohawk’s obligations under the guarantee and direct the return of any amounts paid under the guarantee to Mohawk or to a fund for the benefit of its creditors. Furthermore, to the extent that Mohawk’s obligations under the guarantee of the notes exceed the actual benefit that it receives from the issuance of the notes, Mohawk may be deemed not to have received fair consideration or reasonably equivalent value from the guarantee. As a result, the guarantee and Mohawk’s obligations under the guarantee may be void. The measure of insolvency for purposes of the factors above will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

Eligibility of the notes for purchase under the European Central Bank’s Corporate Sector Purchase Programme may not be achieved.

Notes represented by global notes are to be deposited with a common safekeeper for Euroclear or Clearstream, Luxembourg, registered in the name of a nominee of that common safekeeper and held under the New Safekeeping Structure. The notes are, accordingly, intended by us to be held in a manner which would allow them to be eligible for the corporate sector purchase programme, referred to as the CSPP, of the European Central Bank, or ECB, which commenced in June 2016. However, this does not necessarily mean that the notes will be recognized by the ECB for the purposes of the CSPP either upon issue or at any times during their life, as such recognition depends upon satisfaction of all of the ECB’s eligibility criteria.

As global notes are held by or on behalf of Euroclear and Clearstream, Luxembourg, investors will have to rely on their procedures for transfer, payment and communication with the Issuer.

The notes will be represented by global notes except in certain limited circumstances described in the global notes. The notes will be deposited with a common safekeeper for Euroclear and Clearstream, Luxembourg. Except in certain limited circumstances described in the global notes, investors will not be entitled to receive definitive notes. Euroclear and Clearstream, Luxembourg will maintain records of the beneficial interests in the global notes and, while the notes are in global form, investors will be able to trade their beneficial interests only through Euroclear and Clearstream, Luxembourg.

While the notes are represented by global notes, the Issuer will discharge its payment obligations under the notes by making payments to or to the order of a nominee for a common safekeeper for Euroclear and Clearstream, Luxembourg for distribution to their accountholders. A holder of a beneficial interest in a global note must rely on the procedures of Euroclear and Clearstream, Luxembourg to receive payments under the notes. The Issuer has no responsibility or liability for the records relating to, or payments made in respect of, beneficial interests in a global note.

Payments on the notes may be subject to U.S. withholding tax and/or penalties under the Foreign Account Tax Compliance Act or “FATCA” and the Common Reporting Standard or “CRS”.

Under the terms of the FATCA Law and CRS Law (as defined in section “Luxembourg Income Tax Considerations”), the Issuer may be treated as a Luxembourg Reporting Financial Institution. As such, the Issuer may require all investors to provide documentary evidence of their tax residence and all other information deemed necessary to comply with the above-mentioned laws. Furthermore, the Issuer may be required to withhold tax on certain payments to its investors who are not compliant with requests for information made by the Issuer in accordance with the FATCA Law. Should the Issuer become subject to a withholding tax and/or penalties as a result of a non-compliance under the FATCA Law and/or penalties as a result of a non-compliance under the CRS Law, the value of the notes held by the holders may be materially affected.

An increase in market interest rates could result in a decrease in the market value of the notes.

In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest decline in value. Consequently, if you purchase notes and market interest rates increase, the market value of those notes may decline. We cannot predict the future level of market interest rates.

Redemption prior to maturity may adversely affect your return on the notes.

Since the notes are redeemable at our option, we may choose to redeem your notes at times when prevailing interest rates are relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at effective interest rates as high as the interest rates on your notes being redeemed.

Risks Related to Our Business

Our financial condition and results of operations for 2020 may be adversely impacted by the COVID-19 pandemic and the related downturn in economic conditions.

Mohawk generates sales in 170 countries and owns manufacturing plants in 18 countries. Due to its large global footprint, Mohawk’s business is sensitive to macroeconomic events in the United States and abroad. While the near-term economic and financial impact of the COVID-19 pandemic is rapidly evolving and difficult to measure, based on current visibility, the Company expects that it will continue to see decreased near-term demand across a number of its markets. Also, the Company has experienced and may continue to experience plant closures resulting from lower demand and/or health-based concerns, and government mandated closures.

During economic downturns, including the current downturn resulting from the COVID-19 pandemic, demand for our products may significantly decrease. This reduced demand may lead to lower sales and intensified competitive pressures. Additionally, factors such as results differing from guidance, changes in sales and operating income, changes in our market valuations, performance results for the general retail industry, announcements by us or our industry peers or changes in analysts’ recommendations may cause volatility in the price of our common stock and our shareholder returns.

The Company has already experienced certain disruptions to its business and further disruptions may occur that could materially affect the Company’s ability to obtain supplies, manufacture its products or deliver inventory in a timely manner. Future disruptions may result in lost revenue, additional costs or impairments to goodwill or other assets. The Company is following the recommendations of local health authorities to minimize exposure risk for its employees, suppliers, customers and other stakeholders. The Company is currently implementing business continuity plans during the crisis and attempting to minimize the pandemic’s impact, but we may be unable to adequately respond to further outbreaks in particular geographies and our operations may be materially impacted. The extent to which the COVID-19 pandemic may impact the Company’s results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the particular responses employed in various countries and regions. Accordingly, COVID-19 and the related global economic downturn could have a material adverse effect on the Company’s business, results of operations and financial condition.

For a discussion of other risks related to our business and operations, please see “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Guarantor’s Annual Report on Form 10-K for our fiscal year ended December 31, 2019, as well as similar disclosures contained in our other filings with the SEC that are incorporated by reference in this prospectus supplement. See “Incorporation of Certain Information by Reference.”

To the extent COVID-19 adversely affects the Company’s financial condition and results of operations and global economic conditions more generally, it may also have the effect of heightening many of the other risks described in the “Risk Factors” section included in our Annual Report on Form 10-K for the year ended December 31, 2019.

CURRENCY CONVERSION

Principal and interest payments in respect of the notes will be payable in euro. If the euro is unavailable to the Issuer, or in the case of the guarantee, Mohawk, due to the imposition of exchange controls or other circumstances beyond the Issuer’s or Mohawk’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in dollars until the euro is again available to the Issuer, or in the case of the guarantee, Mohawk, or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or most recently prior to the second business day prior to the relevant payment date. Any payment in respect of the notes so made in dollars will not constitute an event of default under the notes or the indenture governing the notes.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors.” You should consult your own independent financial and legal advisors as to the risks involved in an investment in the notes.

On June 5, 2020, the noon buying rate in New York City for cable transfers as announced by the United States Federal Reserve Board was €1.00=$1.1297.

USE OF PROCEEDS

The net proceeds to us from the sale of the notes will be approximately €495.7 million, or $552.1 million (after deducting the underwriters’ discount and estimated offering expenses payable by us). We intend to use the net proceeds of this offering to repay all or a portion of the €220.5 million outstanding under Mohawk’s European commercial paper program as of March 28, 2020 and for general corporate purposes. As of March 28, 2020, the weighted-average interest rate and maturity period for the European commercial paper program were (0.26)% and 23.4 days, respectively. Pending application of the net proceeds, we may temporarily invest the net proceeds in short-term marketable securities.

CAPITALIZATION

The following table sets forth the historical unaudited cash and cash equivalents and capitalization of Mohawk as of March 28, 2020:

•	on an actual basis; and

•	on an as adjusted basis to reflect the issuance and sale of the notes and the use of the estimated net proceeds thereof as described in “Use of Proceeds.”

	March 28, 2020
	Actual	As Adjusted(1)	As Further Adjusted(2)
	(in millions)
Cash and cash equivalents	$263.1	$263.1	$568.9

Short-term debt and current portion of long-term debt	$1,210.5	$710.5	$459.7

Long-term debt, including current portion:
3.85% senior notes due 2023	600.0	600.0	600.0
2.00% senior notes due 2022	556.9	556.9	556.9
Floating Rate Notes due 2020	334.2	334.2	334.2
Floating Rate Notes due 2021	334.2	334.2	334.2
Notes offered hereby	—	—	556.9
3.625% senior notes due 2030	—	—	500.0
Commercial paper	305.9	270.9	25.3
Senior revolving credit facility(3)	565.2	100.2	100.2
Senior term credit facility	—	500.0	—
Other long-term debt	28.1	28.1	28.1
Total debt	$2,724.5	$2,724.5	$3,035.8
Total stockholders’ equity	7,847.6	7,847.6	7,847.6

Total capitalization	$10,572.1	$10,572.1	$10,883.4

(1)	The amount in the “As Adjusted” column gives effect to the senior term credit facility.

(2)

The amount in the “As Further Adjusted” column reflects the dollar equivalent of the aggregate net proceeds received in cash and the aggregate principal amount of the notes being offered in this offering (giving effect to the discount from the public and the underwriting discount with respect to the notes) using the exchange rate of €0.8978=$1.00 on March 28, 2020 and in the Prior Offering (giving effect to the discount from the public and the underwriting discount with respect to the notes).

(3)	As of March 28, 2020, $22.8 million of standby letters of credit were issued and $906.1 million of additional borrowings were available under our senior revolving credit facility.

DESCRIPTION OF NOTES

The following summary of the terms of the notes supplements the general description of debt securities contained in the accompanying prospectus. To the extent the following terms are inconsistent with the general description contained in the accompanying prospectus, the following terms replace such inconsistent terms. You should read both the accompanying prospectus and this prospectus supplement in their entirety.

General Terms of the Notes

The Issuer will issue €500,000,000 aggregate principal amount of 1.750% among due 2027 under a senior indenture dated as of September 11, 2017 and a fourth supplemental indenture to be entered into among the Issuer, Mohawk, as guarantor, U.S. Bank National Association, as trustee, registrar and transfer agent, and Elavon Financial Services DAC, as paying agent. We refer to such senior indenture and fourth supplemental indenture together as the “indenture,” and we refer to U.S. Bank National Association as the “trustee.” The indenture is subject to and governed by the U.S. Trust Indenture Act of 1939, as amended.

The notes will not have the benefit of a sinking fund.

Principal, Maturity and Interest

The notes will mature on June 12, 2027 and will bear interest at the rate of 1.750% per annum. Interest on the notes will be payable annually in arrears on June 12 each year, commencing on June 12, 2021, to the registered holders of record thereof at the close of business on the date immediately preceding the interest payment date.

Interest on the notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance of the notes. We will compute the amount of interest payable on the notes on the basis of (i) the actual number of days in the period for which interest is being calculated and (ii) the actual number of days from (and including) the last date on which interest was paid on the notes (or June 12, 2020, if no interest has been paid on the notes) to (but excluding) the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

Principal of and any premium or interest on the notes will be payable at the office of the paying agent at Building 8, Cherrywood Business Park, Loughlinstown, Dublin 18, D18 W319, Ireland, and any other location we designate. The notes may be registered for transfer or exchanged without payment of any charge (other than any tax or other governmental charge payable in connection therewith) at the office of the registrar at Two Midtown Plaza, Global Corporate Trust, 1349 West Peachtree Street, NW, Suite 1050, Atlanta, Georgia 30309, United States. Initially, the paying agent’s office in Dublin and the registrar’s office in Atlanta will serve as our office and agency for these respective purposes. We may elect that payment of interest on notes be made by wire transfer or by check mailed to the address of the appropriate person as it appears on the security register. So long as the registered owner of the notes is a common safekeeper of Euroclear and Clearstream or their nominee, payment of principal and interest shall be made in accordance with the requirements of Euroclear and Clearstream.

A “business day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in the City of New York or London are authorized or required by law or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or the TARGET2 system, or any successor thereto, operates. If any interest payment date, maturity date or redemption date is not a business day, then the related payment for such interest payment date, maturity date or redemption date shall be paid on the next succeeding business day with the same force and effect as if made on such interest payment date, maturity date or redemption date, as the case may be, and no further interest shall accrue as a result of such delay.

Guarantee

Mohawk (which is sometimes referred to herein as the Guarantor) will fully, unconditionally and irrevocably guarantee to each holder and the trustee the full and prompt payment of principal of, premium, if any, and interest on the notes, when and as the same become due and payable, whether at maturity, upon redemption or repurchase, by declaration of acceleration or otherwise, including any additional amounts required to be paid in connection with certain taxes. Any obligation of the Guarantor to make a payment may be satisfied by causing the Issuer to make such payment.

Ranking

The notes will be the Issuer’s senior unsecured obligations. The notes will rank equally in right of payment with all of the Issuer’s other existing and future senior unsecured indebtedness and will rank senior in right of payment to all of the Issuer’s existing and future subordinated indebtedness.

The notes will be effectively subordinated to all liabilities of the Issuer’s subsidiaries, including trade payables, and effectively subordinated to any secured indebtedness of the Issuer, to the extent of the assets securing such indebtedness.

The guarantee will be the Guarantor’s senior unsecured obligation. The guarantee will rank equally in right of payment with all of the Guarantor’s other existing and future senior unsecured indebtedness and guarantees and will rank senior in right of payment to all of the Guarantor’s existing and future subordinated indebtedness and guarantees.

The guarantee will be effectively subordinated to all liabilities of the Guarantor’s subsidiaries (other than the Issuer), including trade payables, and effectively subordinated to any secured indebtedness of the Guarantor and its subsidiaries, including the Issuer, to the extent of the assets securing such indebtedness.

As of March 28, 2020, the Guarantor’s subsidiaries had $1,045.4 million of indebtedness and the Guarantor and its subsidiaries, including the Issuer, had no secured debt. As of March 28, 2020, after giving effect to the offering and the use of proceeds therefrom, our subsidiaries, excluding the Issuer, had indebtedness of $376.7 million.

The Issuer, which was incorporated on August 25, 2017 under the laws of Luxembourg, is an indirect wholly owned subsidiary of the Guarantor. The Issuer provides financing for the Guarantor on an ongoing basis through the issuance of various debt securities, including €300 million principal amount of floating rate notes due 2021 and €300 million principal amount of floating rate notes due 2020, in each case guaranteed by the Guarantor. The Issuer holds no material assets other than the assets related to its financing activities and does not engage in any other business activities or operations.

Global Notes

The notes will initially be represented by one or more global notes in registered form which will be delivered to, and registered in the name of a nominee of, a common safekeeper for Euroclear Bank SA/NV, which we refer to as Euroclear, or Clearstream Banking S.A., which we refer to as Clearstream. The notes will be available only in book-entry form. See “Description of Debt Securities—Book-Entry Delivery and Settlement—Global Notes” in the accompanying prospectus.

It is anticipated that the notes will be listed on the Official List of the LuxSE and admitted to trading on the Euro MTF.

Eurosystem Eligibility

The notes are intended to be held in a manner which will allow Eurosystem eligibility. This simply means that the notes are intended upon issue to be deposited with one of the ICSDs as Common Safekeeper (and registered in the name of a nominee of one of the ICSDs acting as Common Safekeeper) and does not necessarily mean that the notes will be recognized as eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem either upon issue or at any or all times during their life. Such recognition will depend upon the European Central Bank being satisfied that Eurosystem eligibility criteria have been met.

Paying Agent, Transfer Agent and Registrar

Elavon Financial Services DAC will initially act as paying agent for the notes. U.S. Bank National Association will act as trustee and also as transfer agent and registrar for the notes. The Issuer may vary or terminate the appointment of any paying agent, trustee, transfer agent or registrar or appoint additional or other such agents or registrars or approve any change in the office through which any such agent or registrar acts. The Issuer will provide you with notice of any resignation, termination or appointment of the trustee or any paying agent, transfer agent or registrar and of any change in the office through which any such agent or registrar will act. The Issuer will cause to be kept at the office of the registrar outside of the United Kingdom a register in which, subject to such reasonable regulations as the Issuer may prescribe, the Issuer will provide for the registration of the beneficial interests in the notes and registration of transfers of the beneficial interests in the notes.

For Luxembourg law purposes, the Issuer will hold at its registered office a register of the global notes in which the nominee will be recorded as holder of the relevant global note. The trustee will hold a register in which the holders of the beneficial interests in the relevant notes will be recorded.

Notices

Notices to holders of the notes will be mailed to the registered holders, subject to the provisions herein and in the indenture. Any notice shall be deemed to have been given on the date of mailing. Notwithstanding the foregoing, so long as the notes are represented by a global security deposited with a nominee of a common safekeeper for Euroclear or Clearstream, notices to holders may be given by delivery to Euroclear and Clearstream, and such notices shall be deemed to be given on the date of delivery to Euroclear and Clearstream. The trustee will only mail notices to the registered holder of the notes. The trustee will mail notices as directed by the Issuer in writing by first-class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the trustee maintains. You will not receive notices regarding the notes directly from the Issuer unless the Issuer reissues the notes to you in definitive form.

Further Issuances

The Issuer may, from time to time, without giving notice to, or seeking the consent of, the holders or beneficial owners of the notes, issue additional debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date and the initial interest accrual date) as, and ranking equally and ratably with, the notes. Such additional debt securities will also be fully and unconditionally guaranteed by the Guarantor (on the same terms and with the same ranking as the guarantee for the notes). Any additional debt securities having such similar terms, together with the notes, will constitute a single series of securities under the indenture; provided that if any such additional notes are not fungible with the previously issued notes for U.S. federal income tax purposes, such additional notes will be issued with a different ISIN or other identifying number than the previously issued notes.

In this connection, the indenture and the notes do not limit the amount of indebtedness which may be incurred or the amount of securities which may be issued by the Issuer or the Guarantor and contain no financial or similar restrictions on the Issuer or the Guarantor subject to certain limited exceptions. See “—Limitations on Liens” and “—Limitations on Sale and Leaseback Transactions.”

Issuance in Euro

Initial holders will be required to pay for the notes in euro, and all payments of interest and principal, including payments made upon any redemption of the notes, will be payable in euro. If, on or after the date of this prospectus supplement, the euro is unavailable to the Issuer, or in the case of the guarantee, the Guarantor, due to the imposition of exchange controls or other circumstances beyond the Issuer’s or the Guarantor’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to the Issuer, or in the case of the guarantee, the Guarantor, or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or most recently prior to the second business day prior to the relevant payment date. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Optional Redemption

Prior to the Par Call Date, Mohawk may, at its option, redeem the notes, either in whole or in part, at any time and from time to time at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date:

•	100% of the principal amount of the notes to be redeemed; and

•

the sum of the present values of the Remaining Scheduled Payments (as defined below) of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption and, for the purposes of the calculation, assuming that the notes would be redeemed on the Par Call Date) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below) plus      basis points, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

On or after the Par Call Date, Mohawk may, at its option, redeem the notes, either in whole or in part, at any time and from time to time at a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

“Comparable Government Bond Rate” means, with respect to any redemption date, the gross redemption yield (rounded to three decimal places, with 0.0005 being rounded upwards) on the Comparable Government Bond (as defined below) on the third business day prior to the date fixed for redemption, calculated on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us in accordance with generally accepted market practice at such time.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the notes to be redeemed (assuming that the notes to be redeemed matured on the Par Call Date), or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Par Call Date” means April 12, 2027 (two months prior to the scheduled maturity of the notes).

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon (exclusive of interest accrued to the date of redemption) that would be due if such notes matured on the Par Call Date); provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

We will, or will cause the trustee on our behalf to, mail notice of a redemption to holders of the notes to be redeemed by first-class mail (or otherwise transmit in accordance with applicable procedures of Euroclear/Clearstream) at least 15 and not more than 60 days prior to the date fixed for redemption. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. On or before the redemption date, we will deposit with the paying agent or set aside, segregate and hold in trust (if we are acting as paying agent), funds sufficient to pay the redemption price of, and accrued and unpaid interest on, such notes to be redeemed on that redemption date. If fewer than all of the notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the trustee deems fair and appropriate in its sole judgment and in accordance with the applicable procedures of the depositary; provided, however, that no notes of a principal amount of €100,000 or less shall be redeemed in part.

Redemption for Tax Reasons

We may redeem the notes as a whole but not in part, at our option at any time prior to maturity, upon the giving of a notice of tax redemption to the trustee, if we determine that, as a result of:

•	any change in or amendment to the laws, or any regulations or rulings promulgated under the laws of the Relevant Jurisdiction (as defined below) affecting taxation, or

•	any change in official position regarding the application or interpretation of the laws, regulations or rulings referred to above,

which change or amendment becomes effective or, in the case of a change in official position, is announced on or after the original issue date of the notes, we are or will become obligated to pay Additional Amounts with respect to the notes, as described below under “—Payment of Additional Amounts”; provided that we, in our reasonable business judgment, reasonably determine that such obligation cannot be avoided by us taking reasonable measures available to us.

The redemption price will be equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the date fixed for redemption. The date and the redemption price will be specified in the notice of tax redemption, which will be given, to the trustee, not earlier than 90 days prior to, and not later than 90 days after, the earliest date on which we would be obligated to pay such Additional Amounts if a payment in respect of the notes were actually due on such date and, at the time such notification of redemption is given, such obligation to pay such Additional Amounts remains in effect. Prior to giving the notice of a tax redemption, we will deliver to the trustee, with a copy to the paying agent, a certificate signed by a duly authorized officer, which the trustee and paying agent shall rely upon conclusively, stating that:

•	we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred; and

•	we have received an opinion of independent legal counsel of recognized standing to the same effect based on the statement of facts.

The term “Relevant Jurisdiction” as used herein means Luxembourg, the United States or any jurisdiction in which the Issuer is organized or otherwise resident for tax purposes or through which payments are made or deemed made in respect of the notes to be redeemed or, in the event that the Issuer appoints additional paying agents, the jurisdiction of any such additional paying agents or, in each case, any political subdivision thereof or any authority or agency therein or thereof having power to tax.

Payment of Additional Amounts

The Issuer will, subject to the exceptions and limitations set forth below, pay to a holder of beneficial interests in any note, as additional interest, such additional amounts, which we refer to as “Additional Amounts”, as may be necessary so that every net payment by us or a paying agent of the principal of, and interest on, the notes, and any other amounts payable on the notes, after withholding or deduction for or on account of any present or future tax, assessment or governmental charge imposed or levied by the Relevant Jurisdiction, will not be less than the amount provided for in the notes to be then due and payable.

However, the obligation to pay Additional Amounts shall not apply:

1.	to any present or future tax, assessment or other governmental charge that would not have been so imposed but for:

•

the existence of any present or former connection between the holder of notes or the holder of beneficial interests in the notes for whose benefit such holder of notes holds such notes (or between a fiduciary, settlor, beneficiary, member or shareholder of the holder, if the holder of notes is an estate, a trust, a partnership, a limited liability company or a corporation) and the Relevant Jurisdiction and its possessions, including, without limitation, the holder of beneficial interests in the notes (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident of the Relevant Jurisdiction or being or having been engaged in a trade or business or present in the Relevant Jurisdiction or having, or having had, a permanent establishment in the Relevant Jurisdiction, or

•

the presentation by the holder of beneficial interests in any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

2.	to any estate, inheritance, gift, sales, transfer, capital gains, excise or personal property tax or any similar tax, assessment or governmental charge;

3.	to any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payments on or in respect of any note;

4.

to any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the beneficial owner of any notes, if compliance is required by statute or by regulation of the Relevant Jurisdiction as a precondition to relief or exemption from the tax, assessment or other governmental charge;

5.	to any tax, assessment or other governmental charge imposed by reason of the beneficial owner’s past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of our stock entitled to vote or as the Issuer’s direct or indirect subsidiary;

6.	to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to the Luxembourg law dated December 23, 2005;

7.

to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), as of the original issue date of the notes (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code (“FATCA”);

8.

to any tax, assessment or other governmental charge that would not have been imposed but for the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being or having been a “personal holding company,” a “passive foreign investment company” or a “controlled foreign corporation,” each as defined under the Code, that has accumulated earnings to avoid U.S. federal income tax;

9.

to any tax, assessment or other governmental charge that would not have been imposed or withheld but for the beneficial owner being a bank (i) receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, (ii) purchasing the notes in the ordinary course of its lending business or (iii) that is neither (A) buying the notes for investment purposes only nor (B) buying the notes for resale to a third-party that either is not a bank or holding the notes for investment purposes only;

10.

to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation or administrative or judicial interpretation that becomes effective more than 30 days after the payment becomes due or is duly provided for, whichever occurs later;

11.

to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by at least one other paying agent; or

12.	in the case of any combination of items (1) through (11) above.

Additional Amounts also will not be paid with respect to any payment on a note to a holder of beneficial interests in such note who is a fiduciary, a partnership, a limited liability company, or anyone other than the sole beneficial owner of that payment to the extent that payment would be required by the laws of the Relevant Jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interest holder of that limited liability company, or a holder of beneficial interests in the notes who would not have been entitled to the Additional Amounts had that beneficiary, settlor, member or interest holder been the beneficial owner.

Offer to Repurchase upon Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event (as defined below), unless the Issuer has exercised its right to redeem the notes as described above under “—Redemption for Tax Reasons,” the indenture provides that each holder of notes will have the right to require the Issuer to repurchase all or a portion (equal to

€100,000 or an integral multiple of €100,000 in excess thereof) of such holder’s notes pursuant to the offer described below, which we refer to as the Change of Control Offer, at a purchase price, which shall be referred to as the Change of Control Payment, equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase, subject to the rights of holders of the notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which a Change of Control Triggering Event occurs, or at the Issuer’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Issuer will be required to send, by first-class mail, a notice to each holder of notes at its registered address, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the repurchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law. We refer to this date as the Change of Control Payment Date. The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Holders of notes electing to have notes repurchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Repurchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

The Issuer’s ability to pay cash to the holders of notes following the occurrence of a Change of Control Triggering Event with respect to the notes may be limited by our then existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors—We may be unable to raise funds necessary to repurchase your notes upon a change of control triggering event.”

The definition of Change of Control under the fourth supplemental indenture includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the Issuer’s and its subsidiaries’ assets or the Guarantor’s and its subsidiaries’ assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all the Guarantor’s and its subsidiaries’ assets taken as a whole to another person or group may be uncertain.

The Issuer will not be required to make a Change of Control Offer with respect to the notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer if it had been made by the Issuer, and such third party purchases all notes properly tendered and not withdrawn under its offer. In addition, the Issuer will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than an event of default resulting from failure to pay the Change of Control Payment.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, the Issuer will comply with those securities laws and regulations and will not be deemed to have breached the obligations of the Issuer under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For the purposes of this section, the following definitions apply:

“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of (a) the Issuer’s and its subsidiaries’ assets, taken as a whole or (b) the Guarantor’s and its subsidiaries’ assets, taken as a whole, in each case, to any person other than to the Guarantor or one of its subsidiaries; (2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (other than our company or one of our subsidiaries) becomes the “beneficial owner” (as such terms are defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Issuer, the Guarantor, or any parent company (as defined below) or other Voting Stock into which the Voting Stock of the Issuer, the Guarantor, or of any parent company is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Issuer, the Guarantor or any parent company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, us or any parent company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer, the Guarantor or any parent is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock or the Voting Stock of such parent company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which the majority of the members of Mohawk’s board of directors or the board of directors of any parent company cease to be Continuing Directors; or (5) the adoption of a plan relating to the liquidation or dissolution of the Issuer or of the Guarantor. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) the Issuer or the Guarantor becomes a direct or indirect wholly-owned subsidiary of a holding company (a “parent company”) and (ii) the holders of the Voting Stock of the Issuer or the Guarantor, as applicable, or the Voting Stock of any parent company immediately prior to that transaction hold at least a majority of the Voting Stock of such parent company immediately following that transaction; provided that any series of related transactions shall be treated as a single transaction. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a related Rating Event.

“Continuing Director” means, as of any date of determination: (1) with respect to any member of the board of directors of Mohawk, any member who (i) was a member of such board of directors on the date of the initial issuance of the notes; or (ii) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment; and (2) with respect to any member of the board of directors of any parent company, any member who (i) was a member of our board of directors on the date such parent company became our parent company; or (ii) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment.

“Fitch” means Fitch Inc., and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category), a rating of BBB- or better by Standard & Poor’s (or its equivalent under any successor rating category) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agency” means:

•	each of Moody’s, S&P and Fitch, and

•

if any of Moody’s, S&P or Fitch ceases to rate a series of notes or fails to make a rating of such series of notes publicly available for reasons outside of the Issuer’s control, a Substitute Rating Agency in lieu thereof.

“Rating Event” means (i) the rating of the Guarantor’s senior, unsecured, long-term indebtedness for borrowed money that is not guaranteed by any other Person or subject to other credit enhancement (referred to herein as “Mohawk’s Senior Unsecured Debt Rating”) is lowered by at least two of the three Rating Agencies during the period, which we refer to as the Trigger Period, commencing on the earlier of the first public notice of (a) the occurrence of a Change of Control or (b) the Issuer’s or the Guarantor’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which period shall be extended so long as Mohawk’s Senior Unsecured Debt Rating is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) and (ii) Mohawk’s Senior Unsecured Debt Rating is below an Investment Grade rating by at least two of the three Rating Agencies on any day during the Trigger Period. Notwithstanding the foregoing, a Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not publicly announce or confirm or inform the trustee in writing at the Issuer’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, such Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event). Unless at least two of the three Rating Agencies are providing Mohawk’s Senior Unsecured Debt Rating at the commencement of any Trigger Period, there will be deemed to have been a Rating Event with respect to that series of notes during that Trigger Period.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Guarantor (as certified by a resolution of the Guarantor’s board of directors and reasonably acceptable to the trustee) as a replacement agency for any or all of Moody’s, S&P or Fitch, as the case may be.

“Voting Stock” solely as used in the definition of the term “Change of Control”, means, with respect to any person as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors (or other analogous managing body) of such person.

Restrictive Covenants

The indenture shall contain the following restrictive covenants. Some of the defined terms used in the following subsections are defined below under “—Definitions for Restrictive Covenants.”

Limitations on Liens

If, after the date of the indenture, the Guarantor or any Consolidated Subsidiary thereof shall incur any Debt secured by a Lien on any Principal Property or on any shares of capital stock of any Consolidated Subsidiary (in each case, whether now owned or hereafter acquired), the Guarantor must secure the notes equally and ratably with (or prior to) such secured Debt, unless, after giving effect to the incurrence of such Debt and any simultaneous permanent repayment of any secured Debt, the aggregate amount of all Debt secured by a Lien on any Principal Property or on any shares of capital stock of any Consolidated Subsidiary, together with all Attributable Debt of the Guarantor and its Consolidated Subsidiaries in respect of Sale and Leaseback Transactions involving Principal Properties, would not exceed 10% of the Consolidated Net Tangible Assets of the Guarantor and the Consolidated Subsidiaries. The aggregate amount of all secured Debt referred to in the preceding sentence excludes any then existing secured Debt that has been secured equally and ratably with the notes. See “—Limitations on Sale and Leaseback Transactions” below.

This restriction does not apply to, and there will be excluded from secured Debt in any computation under such restriction or under the first bullet point in the covenant “—Limitations on Sale and Leaseback Transactions” below, Debt secured by any of the following:

•        Liens on any property existing at the time of acquisition thereof (including by way of merger or consolidation); provided that any such Lien was in existence prior to the date of such acquisition, was not incurred in anticipation thereof and does not extend to any other property, and that the principal amount of Debt secured by each such Lien does not exceed the cost to the Guarantor or such Consolidated Subsidiary of the property subject to the Lien, as determined in accordance with generally accepted accounting principles;

•        Liens in favor of the Guarantor or a Consolidated Subsidiary;

•        Liens in favor of governmental bodies to secure progress or advance payments pursuant to any contract or provision of any statute;

•        Liens created or incurred in connection with an industrial revenue bond, industrial development bond, pollution control bond or similar financing arrangement between the Guarantor or a Consolidated Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency;

•        Liens on property to secure all or part of the cost of acquiring, substantially repairing or altering, constructing, developing or substantially improving the property, or to secure Debt incurred for any such purpose; provided that any such Lien relates solely to the property subject to the Lien and that the principal amount of Debt secured by each such Lien was incurred concurrently with, or within 18 months of, such acquisition, repair, alteration, construction, development or improvement and does not exceed the cost to the Guarantor or such Consolidated Subsidiary of the property subject to the Lien, as determined in accordance with generally accepted accounting principles; and

•        any extension, renewal or replacement of any Lien referred to above; provided that such extension, renewal or replacement Lien will be limited to the same property that secured the Lien so extended, renewed or replaced and will not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement and that such principal amount of Debt so secured shall continue to be included in the computation in the first paragraph of this covenant and under the first bullet point in the covenant “—Limitations on Sale and Leaseback Transactions” below to the extent so included at the time of such extension, renewal or replacement.

Limitations on Sale and Leaseback Transactions

Neither the Guarantor nor any Consolidated Subsidiary may enter into any Sale and Leaseback Transaction involving any Principal Property unless either of the following conditions are met:

•        after giving effect thereto, the aggregate amount of all Attributable Debt with respect to Sale and Leaseback Transactions plus the aggregate amount of Debt secured by Liens incurred without equally and ratably securing the notes pursuant to the covenant “—Limitations on Liens” above would not exceed 10% of the Consolidated Net Tangible Assets of the Guarantor and the Consolidated Subsidiaries; or

•        within 180 days of such Sale and Leaseback Transaction, the Guarantor or such Consolidated Subsidiary applies to (a) the retirement or prepayment, and in either case, the permanent reduction, of Funded Debt of the Guarantor or any Consolidated Subsidiary (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount) or (b) the purchase of other property that will constitute Principal Property, subject to certain limitations, an amount not less than the greater of:

¡         the Net Proceeds of the Sale and Leaseback Transaction; and

¡         the fair market value of the Principal Property so leased at the time of such transaction.

This restriction will not apply to any Sale and Leaseback Transaction, and there will be excluded from Attributable Debt in any computation described in this covenant or above under the covenant “—Limitations on Liens” above with respect to any such transaction:

•        solely between the Guarantor and a Consolidated Subsidiary or solely between Consolidated Subsidiaries;

•        financed through an industrial revenue bond, industrial development bond, pollution control bond or similar financing arrangement between the Guarantor or a Consolidated Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency; or

•        in which the applicable lease is for a period, including renewal rights, of three years or less.

Definitions for Restrictive Covenants

“Attributable Debt” means, on the date of any determination, the present value of the obligation of the lessee for Net Rental Payments during the remaining term of the lease included in a Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the interest rate set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes on such date of determination, in either case compounded semi-annually.

“Net Rental Payments” means the total amount of rent payable by the lessee after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

“Consolidated Net Tangible Assets” means, on the date of any determination, the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting from that net amount

•        all current liabilities, and

•        goodwill, trademarks, trade names, patents, unamortized debt-discount and other like intangibles,

in each case as set forth on the most recently available consolidated balance sheet of the Guarantor and the Consolidated Subsidiaries, in accordance with generally accepted accounting principles.

“Consolidated Subsidiary” means a Subsidiary of the Guarantor whose financial statements are consolidated with those of the Guarantor in accordance with generally accepted accounting principles.

“Debt” means, at any time, (1) all obligations of the Guarantor and each Consolidated Subsidiary, to the extent such obligations would appear as a liability upon the consolidated balance sheet of the Guarantor and the Consolidated Subsidiaries, in accordance with generally accepted accounting principles, (a) for borrowed money, (b) evidenced by bonds, debentures, notes or other similar instruments, and (c) in respect of any letters of credit supporting any Debt of others, and (2) all guarantees by the Guarantor or any Consolidated Subsidiary of Debt of others.

“Funded Debt” means (1) all Debt for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower (excluding any amount thereof included in current liabilities) and (2) all rental obligations payable more than 12 months from such date under leases that would be required to be capitalized in accordance with generally accepted accounting principles as in effect on the date of the indenture (such rental obligations to be included as Funded Debt at the amount so capitalized).

“incur” means to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an acquisition (by way of merger, consolidation or otherwise)), or otherwise become responsible for, contingently or otherwise.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, security interest, statutory or other lien, or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement having substantially the same economic effect as any of these.

“Net Proceeds” means, with respect to a Sale and Leaseback Transaction, the aggregate amount of cash or cash equivalents received by the Guarantor or a Consolidated Subsidiary, less the sum of all payments, fees, commissions and expenses incurred in connection with such transaction, and less the amount (estimated reasonably and in good faith by the Guarantor) of income, franchise, sales and other applicable taxes required to be paid by the Guarantor or any Consolidated Subsidiary in connection with such transaction in the taxable year that such transaction is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes.

“Principal Property” means any mill, manufacturing plant, warehouse or other similar facility or any parcel of real estate or group of contiguous parcels of real estate owned or leased by the Guarantor or any Consolidated Subsidiary and the gross book value, without deduction of any depreciation reserves, of which on the date as of which the determination is being made exceeds 3% of Consolidated Net Tangible Assets.

“Sale and Leaseback Transaction” means any arrangement whereby the Guarantor or any of its Subsidiaries has sold or transferred, or will sell or transfer, property and has or will take back a lease pursuant to which the rental payments are calculated to amortize the purchase price of the property substantially over the useful life of such property.

“Subsidiary” means any person of which the Guarantor, or the Guarantor and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly own more than 50% of the Voting Stock.

Events of Default

The events of default for the notes are as specified in the accompanying prospectus under the heading “Description of Debt Securities—Events of Default.”

Modification of the Indenture

The indenture contains provisions permitting the Issuer, the Guarantor and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of, the indenture or any supplemental indenture with respect to the notes or modifying in any manner the rights of the holders of the notes; provided that no such supplemental indenture may, among other things as more fully described in the indenture, (1) extend the stated maturity of any note, or reduce the principal amount thereof or any premium thereon, or reduce the rate or extend the time of payment of any interest thereon, or reduce any amount payable on redemption thereof, or impair or affect the right of any holder of notes to institute suit for payment thereof or, if the notes provide therefor, any right of repayment at the option of the holders of the notes, (2) reduce the percentage of notes, the consent of the holders of which is required, for any amendment to the indenture or for any supplemental indenture or waiver under the indenture or any supplemental indenture, (3) amend or supplement the modification provision of the indenture (except to increase any required percentage of holders of notes necessary to modify or supplement the indenture), (4) cause the notes to be subordinated in right of payment to any other indebtedness, or (5) impair the right of a holder to effect a repurchase of the notes or convert any notes as may be provided in the indenture, without, in each of clauses (1) through (5) above, the consent of the holder of all notes so affected. Additionally, in certain prescribed instances, the Issuer, the

Guarantor and the trustee may execute supplemental indentures without the consent of the holders of notes and may modify and amend the indenture without the consent of the holders of notes in limited circumstances, such as clarifications and changes that would not adversely affect the holders.

Satisfaction and Discharge of Indenture

With respect to the notes, the indenture will be discharged and canceled upon the satisfaction of certain conditions, including the payment of all the notes of such series or the deposit with the trustee of cash or appropriate Government Obligations (as defined below) or a combination thereof sufficient for such payment or redemption in accordance with the indenture and the terms of the notes of such series, provided that certain specified obligations shall survive, such as, among other things, the Issuer’s and the Guarantor’s obligation to pay the principal of and interest on the notes of such series.

“Government Obligations” means, unless otherwise specified pursuant to the provisions of the indenture, securities which are (1) direct obligations of the Federal Republic of Germany or any country that is a member of the European Economic and Monetary Union whose long-term debt is rated equal to or higher than A1 (or the equivalent under any successor rating category) by Moody’s or equal to or higher than A+ (or the equivalent under any successor rating category) by S&P or the equivalent rating category of another internationally recognized rating agency, the payment of which its full faith and credit is pledged or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany or such other member of the European Economic and Monetary Union, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the Federal Republic of Germany or such other member of the European Economic and Monetary Union, which, in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof.

Defeasance and Covenant Defeasance

The notes will be subject to Legal Defeasance and Covenant Defeasance on the terms and conditions provided in the accompanying prospectus under the heading “Description of Debt Securities—Legal Defeasance and Covenant Defeasance;” provided, however, that the deposit of Government Obligations (as defined above) may be delivered to the trustee to satisfy the defeasance obligations of the Issuer.

Book-Entry Delivery and Settlement; Global Notes

The Company will hold at its registered office in Luxembourg a register of the notes in which Euroclear or Clearstream will be recorded as the holder of the notes. Beneficial ownership of the notes will be represented by book-entry accounts through Euroclear or Clearstream. For further information, see “Description of Debt Securities—Book-Entry Delivery and Settlement” in the accompanying prospectus.

Governing Law

New York law governs the indenture and will govern the notes, without regard to its conflicts of law principles.

For the avoidance of doubt, the application of articles 470-1 to 470-19 of Luxembourg law dated 10th August, 1915 on commercial companies, as amended, shall be excluded in relation to the issuance of the notes.

Trustee and Paying Agent

We maintain customary banking relationships with U.S. Bank National Association, as the trustee, transfer agent and registrar under the indenture, and with Elavon Financial Services DAC, as the paying agent for the notes, and their affiliates.

NON-U.S. FEDERAL INCOME TAX CONSIDERATIONS

Luxembourg Income Tax Considerations

The following is a summary of certain material Luxembourg tax consequences of owning and disposing of notes. It does not purport to be a complete analysis of all possible tax situations that may be relevant to a decision to own or sell notes. It is included herein solely for preliminary information purposes. It is not intended to be, nor should it be construed to be, legal or tax advice. This summary does not allow any conclusion to be drawn with respect to issues not specifically addressed. The following description of Luxembourg tax law is based on the Luxembourg law and regulations in effect and as interpreted by the Luxembourg tax authorities on the date of this prospectus supplement. These laws and interpretations are subject to change that may occur after such date, even with retroactive or retrospective effect.

Prospective purchasers of the notes should consult their own tax advisors as to the particular tax consequences of holding and disposing of the notes.

Please be aware that the residence concept used under the respective headings below applies for Luxembourg income tax assessment purposes only. Any reference in the present section to a tax, duty, levy impost or other charge or withholding of a similar nature refers to Luxembourg tax law and/or concepts only. Also, please note that a reference to Luxembourg income tax generally encompasses corporate income tax (impôt sur le revenu des collectivités), municipal business tax (impôt commercial communal), a solidarity surcharge (contribution au fonds pour l’emploi), as well as personal income tax (impôt sur le revenu des personnes physiques). Corporate taxpayers may further be subject to net wealth tax (impôt sur la fortune), as well as other duties, levies and taxes. Corporate income tax, municipal business tax and the solidarity surcharge invariably apply to most corporate taxpayers resident in Luxembourg for tax purposes. Individual taxpayers are generally subject to personal income tax and the solidarity surcharge. Under certain circumstances, where individual taxpayers act in the course of the management of a professional or business undertaking, municipal business tax may apply as well.

Luxembourg-Resident Corporate Holders

Under Luxembourg tax laws currently in effect, there is no Luxembourg withholding tax on payments of interest, including accrued but unpaid interest on the notes, to Luxembourg-resident corporate holders. There is also no Luxembourg withholding tax upon repayment of principal in case of reimbursement, redemption, repurchase or exchange of the notes.

Interest received, including accrued but unpaid interest and capital gains on the notes, is subject to tax as ordinary income at a current rate of 24.94% (in 2020 for taxable corporate holders having their registered seat in Luxembourg-City). Net wealth tax is due at a rate of 0.5% on January 1 of each year on the net asset value of the Luxembourg-resident corporate holder not exceeding €500 million and at a rate of 0.05% on the net asset value exceeding €500 million.

Luxembourg-Resident Individual Holders

Under the Luxembourg Act of December 23, 2005, as amended, providing for a final withholding tax on certain interest payments, referred to as the Act, payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to or for the immediate benefit of an individual beneficial owner who is resident of Luxembourg will be subject to a withholding tax of 20%. This withholding tax also applies on accrued interest received upon disposal, redemption or repurchase of the notes. Such withholding tax will be in full discharge of income tax if the beneficial owner is an individual acting in the course of the management of his/her private wealth. Responsibility for the withholding of the tax will be assumed by the Luxembourg paying agent within the meaning of the Act. Payments of interest under the notes that fall within the scope of the Act would be subject to withholding tax of 20%.

Further, Luxembourg resident individuals acting in the course of the management of their private wealth who are the beneficial owners of interest payments and other similar income made by a paying agent established outside Luxembourg in a Member State of the European Union or the European Economic Area may opt for a final 20% levy. In such case, the 20% levy is calculated on the basis of the same amounts as for the payments made by Luxembourg paying agents. The option of the 20% final levy must cover all interest payments made by paying agents to the beneficial owner over the full civil year. The Luxembourg resident individual who is the beneficial owner of interest is responsible for the declaration and the payment of the 20% final levy.

Non-Resident Holders

Under Luxembourg tax laws currently in effect, there is no Luxembourg withholding tax on payments of interest on the notes to non-resident holders. There is also no Luxembourg withholding tax upon repayment of principal in case of reimbursement, redemption, repurchase or exchange of the notes.

Interest and capital gains derived from the notes by non-resident holders are not subject to Luxembourg tax provided such income and gains are not attributable to a permanent establishment or permanent representative in Luxembourg.

A non-resident corporate holder or an individual holder acting in the course of the management of a professional or business undertaking, who has a permanent establishment or permanent representative in Luxembourg to which or to whom such notes are attributable, is subject to Luxembourg income tax on interest accrued or received, redemption premiums or issue discounts, under the notes and on any gains realized upon the sale or disposal, in any form whatsoever, of the notes since the non-resident holder has to include such aforementioned income in its taxable income for Luxembourg income tax purposes.

Luxembourg Net Wealth Tax Considerations

A Luxembourg resident holder, as well as a non-resident holder who has a permanent establishment or a permanent representative in Luxembourg to which or to whom the notes are attributable, is subject to Luxembourg net wealth tax on such notes, except if the holder is (i) an individual taxpayer, (ii) an undertaking for collective investment subject to the amended law of December 17, 2010, (iii) a specialized investment fund governed by the amended law of February 13, 2007, (iv) a family wealth management company governed by the amended law of May 11, 2007, (v) a securitization company governed by the amended law of March 22, 2004 on securitization, (vi) a reserved alternative investment fund governed by the amended law of July 23, 2016, (vii) a professional pension institution governed by the amended law of July 13, 2005, or (viii) a company governed by the amended law of June 15, 2004, on venture capital vehicles.

However, (i) a securitization company governed by the amended law of March 22, 2004 on securitization, (ii) a professional pension institution governed by the amended law of July 13, 2005, (iii) a company governed by the amended law of June 15, 2004 on venture capital vehicles, and (iv) an opaque reserved alternative investment fund treated as a venture capital vehicle for Luxembourg tax purposes and governed by the amended law of July 23, 2016 remain subject to a minimum net wealth tax.

Other Taxes

There is no Luxembourg registration tax, stamp duty or any other similar tax or duty payable in Luxembourg by the holders of the notes as a consequence of the issuance of the notes, nor will any of these taxes be payable as a consequence of a subsequent transfer, redemption or exchange of the notes, unless the documents relating to the notes are (i) voluntarily presented to the registration formalities or (ii) appended to a document that requires mandatory registration, in which case a registration duty (droit d’enregistrement) will be due, the amount of which will depend on the nature of the document to be registered.

No Luxembourg estate or inheritance tax is levied on the transfer of the notes upon death of a holder of the notes in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes at the time of his/her death. Where an individual holder of the notes is a resident for inheritance tax purposes of Luxembourg at the time of his/her death, the notes are included in his taxable estate for inheritance tax purposes. No Luxembourg gift tax is levied on the transfer of the notes by gift, unless the gift is registered in Luxembourg.

Exchange of information – common reporting standard (“CRS”)

Capitalized terms used in this section should have the meaning as set forth in the CRS Law as defined below, unless provided otherwise herein.

On December 9, 2014, the Council of the European Union adopted the Directive 2014/107/EU amending the Directive 2011/16/EU of 15 February 2011 on administrative cooperation in the field of taxation which now provides for an automatic exchange of financial account information between EU Member States, or the DAC Directive. The adoption of the aforementioned Directive implements CRS and generalizes the automatic exchange of information within the European Union as of January 1, 2016.

In addition, Luxembourg signed the OECD’s multilateral competent authority agreement, or the Multilateral Agreement, to automatically exchange information under the CRS. Under this Multilateral Agreement, Luxembourg will automatically exchange financial account information with other participating jurisdictions as of January 1, 2016. The amended Luxembourg law of December 18, 2015, or the CRS Law, implements this Multilateral Agreement jointly with the DAC Directive introducing the CRS in Luxembourg law.

Under the terms of the CRS Law, the Issuer may be treated as a Luxembourg reporting financial institution. If the Issuer were treated as a Luxembourg reporting financial institution, it would be required to annually report to the Luxembourg tax authorities personal and financial information related, inter alia, to the identification of, holdings by and payments made to (i) certain holders of notes qualifying as Reportable Persons and (ii) Controlling Persons of passive non-financial entities, or NFEs, which are themselves Reportable Persons. This information, as exhaustively set out in Annex I of the CRS Law, referred to as the Information, would include the following personal data related to the reportable persons: name, address, taxpayer identification number, and date and place of birth (if available). The Issuer may use third party service providers to fulfill the obligations imposed on the Issuer as a Reporting Financial Institution, notably if it has no access to any personal data of the holders of notes. In such case, the third-party service providers will act as the data controller.

The Issuer’s ability to satisfy its reporting obligations under the CRS Law will depend on each holder of notes providing the Issuer with the Information, including information regarding direct or indirect owners of each holder of note, along with the required supporting documentary evidence. Upon request of the Issuer, each holder of notes shall agree to provide the Issuer with the Information. In this context, the holders of notes are informed that, as data controller, the Issuer will process the Information for the purposes as set out in the CRS Law.

Holders of notes qualifying as passive NFEs undertake to inform their Controlling Persons, if applicable, of the processing of the Information by the Issuer.

The holders of notes are further informed that, if applicable, the Information related to Reportable Persons will be disclosed to the Luxembourg tax authorities annually for the purposes set out in the CRS Law. The Luxembourg tax authorities will, under their own responsibility, eventually exchange the reported information with the competent authority of the reportable jurisdiction(s). In particular, Reportable Persons are informed that, if applicable, certain operations performed by them will be reported to them through the issuance of statements, and that part of this information will serve as a basis for the annual disclosure to the Luxembourg tax authorities.

Similarly, the holders of notes undertake to inform the Issuer within thirty (30) days of receipt of these statements should any included personal data not be accurate. The holders of notes further undertake to immediately inform the Issuer of, and provide the Issuer with all supporting documentary evidence of, any changes related to the Information after the occurrence of such changes.

Although the Issuer will attempt to satisfy any obligation imposed on it to avoid any fines or penalties imposed by the CRS Law, no assurance can be given that the Issuer will be able to satisfy these obligations. If the Issuer becomes subject to a fine or penalty as result of the CRS Law, the value of the notes held by the holders of notes may suffer material losses.

Any holder of notes that fails to comply with the Issuer’s documentation requests may be charged with any fines and penalties imposed on the Issuer and attributable to such holder of notes’ failure to provide the Information and the Issuer may, in its sole discretion, redeem the notes of such holder of notes.

Holders of notes should consult their own tax advisor or otherwise seek professional advice regarding the impact of the CRS Law on their investment.

FATCA

Capitalized terms used in this section should have the meaning as set forth in the FATCA Law (as defined below), unless provided otherwise herein.

As part of the process of implementing FATCA (described below in “Material United States Federal Income Tax Consideration – Foreign Account Tax Compliance Act (“FATCA”)), Luxembourg has entered into a Model I Intergovernmental Agreement, or IGA, implemented by the amended Luxembourg law dated July 24, 2015, or the FATCA Law, which requires financial institutions located in Luxembourg to report, when required, information on Financial Accounts held by Specified U.S. Persons and non-U.S. financial institutions that do not comply with FATCA to the Luxembourg tax authorities.

Under the terms of the FATCA Law, the Issuer may be treated as a Luxembourg Reporting Financial Institution.

This status would include the obligation of the Issuer to regularly obtain and verify information on all of its holders of notes. Upon request of the Issuer, each holder of notes shall agree to provide certain information, including, in case of holders of notes qualifying as a passive Non-Financial Foreign Entity, or NFFE, information on the Controlling Persons of such NFFE, along with the required supporting documentation. Similarly, each holder of notes shall agree to actively provide to the Issuer within thirty (30) days any information that would affect its status, as for instance a new mailing address or a new residency address.

The FATCA Law may result in the obligation for the Issuer to disclose the following personal data: name, address and taxpayer identification number (if available) of the holders of notes as well as information such as account balances, income and gross proceeds (non-exhaustive list) to the Luxembourg tax authorities for the purposes set out in the FATCA Law. Such information will be onward reported by the Luxembourg tax authorities to the Internal Revenue Service (the “IRS”).

Holders of notes qualifying as passive NFFEs undertake to inform their controlling persons, if applicable, of the processing of their information by the Issuer.

Although the Issuer will attempt to satisfy any obligation imposed on it to avoid imposition of FATCA withholding tax, no assurance can be given that the Issuer will be able to satisfy these obligations. If the Issuer becomes subject to a withholding tax or penalties as result of the FATCA regime, the value of the notes held by the holders of notes may suffer material losses. A failure for the Issuer to obtain such information from each holder of notes and to transmit it to the Luxembourg tax authorities may trigger the 30% withholding tax to be imposed on certain withholdable payments, including payments of U.S.-source income (including interest) as well as certain “foreign passthru payments” to the extent such payments are treated as attributable to certain U.S.-source payments.

Any holder of notes that fails to comply with the Issuer’s documentation requests may be charged with any taxes and/or penalties imposed on the Issuer attributable to such holder of notes’ failure to provide the information and the Issuer may, in its sole discretion, redeem the notes of such holder of notes.

Holders of notes who invest through intermediaries are reminded to check if and how their intermediaries will comply with this U.S. withholding tax and reporting regime.

Holders of the notes should consult a U.S. tax advisor or otherwise seek professional advice regarding the above requirements.

Data Protection

Provided that the Issuer has access to any personal data of the holders of notes within the framework of its reporting obligations under the CRS Law and the FATCA Law, the Issuer is responsible for the processing of personal data and, under certain conditions set out by applicable data protection legislation, each holder of notes has the right to:

(i)	access his/her/its personal data;

(ii)	ask for a rectification thereof in cases where such personal data are inaccurate and/or incomplete;

(iii)	object to the processing of his/her/its personal data;

(iv)	ask for erasure of such data; and

(v)	ask for data portability.

Holders of notes may exercise such rights by writing to the Issuer at the following address: 10B, rue des Mérovingiens, L-8070 Bertrange, Grand-Duchy of Luxembourg.

Each holder of notes also has a right to lodge a complaint with the Luxembourg data protection authority, or the CNPD, or, in case the holder of notes resides outside Luxembourg, with the locally competent supervisory authority.

Finally, personal data shall not be retained for periods longer than those required for the purpose of their processing, subject to statutory periods of limitation.

Personal data of the holders of notes are only processed by the Issuer to satisfy its reporting obligations under the CRS Law and the FATCA Law. Any data obtained by the Issuer are to be processed in accordance with the applicable data protection legislation.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of material U.S. federal income tax consequences of the ownership and disposition of the notes by initial holders of notes but does not purport to be a complete analysis of all the potential tax considerations. This discussion is limited to consequences relevant to a U.S. Holder (as defined below) who purchases the notes in this offering at their original issue price (generally the first price at which a substantial amount of the notes are sold for money to the public, not including purchases by bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash and who hold such notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment) and assumes that such issue price is the price stated in this prospectus supplement. This discussion assumes that the notes are not issued with more than a de minimis amount of “original issue discount” (or “OID”) as that term is defined in the Code and the U.S. Treasury regulations promulgated thereunder (the “Treasury Regulations”). The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the ownership or disposition of the notes by particular U.S. Holders (including the potential effects of Section 451(b) of the Code conforming the timing of certain income accruals to financial statements), and does not address the consequences under U.S. federal tax laws other than U.S. federal income tax laws, such as U.S. federal estate or gift tax laws or state, local, foreign or other tax laws. This discussion is based upon the Code, the Treasury Regulations and administrative rulings and court decisions, all as of the date hereof, and all of which are subject to change, possibly retroactively. Any such change could significantly affect the U.S. federal income tax considerations described below. This discussion does not consider any specific facts or circumstances or special tax rules that may apply to a particular holder based on its particular circumstances or status (including, for example, a bank; a financial institution; an insurance company; an individual retirement or other tax-deferred account; an S corporation; a broker-dealer or dealer or trader in securities, commodities or currencies; a tax-exempt organization; a retirement plan; a partnership or other pass-through entity and investors in such entities; an expatriate; a controlled foreign corporation, passive foreign investment company, regulated investment company or real estate investment trust and shareholders of such entities; a person that holds securities as part of a straddle, hedge, conversion transaction or other integrated investment; a corporation that accumulates earnings to avoid U.S. federal income tax; persons liable for the alternative minimum tax; investors who own directly, indirectly or constructively, five percent (5%) or more of the Issuer’s stock; or a government or its controlled entities). This discussion also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar. We have not sought and will not seek any ruling from the IRS or opinion of counsel with respect to the statements made and the conclusions reached in this discussion, and we cannot assure you that the IRS or a court will agree with such statements and conclusions or that a court would not sustain any challenge by the IRS in the event of litigation.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of notes that is, for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or (4) a trust (i) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) if a valid election to be treated as a United States person under applicable Treasury Regulations is in effect with respect to such trust.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner thereof will generally depend upon the status of the partner and the activities of the partner and the partnership. Partners in a partnership holding the notes should consult their tax advisors as to the tax consequences to them of the ownership and disposition of the notes by the partnership.

THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. PROSPECTIVE INVESTORS ARE

URGED TO CONSULT THEIR INDEPENDENT TAX ADVISORS REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF HOLDING AND DISPOSING OF THE NOTES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL, OR OTHER TAXING JURISDICTION, OR DUE TO CHANGES IN TAX LAW.

Additional Amounts

In certain circumstances, we may choose or be obligated to pay amounts in excess of the stated interest or principal on the notes (see “Description of Notes—Payment of Additional Amounts”, “Description of Notes—Offer to Repurchase upon Change of Control Triggering Event”, “Description of Notes—Redemption for Tax Reasons” and “Description of Notes—Optional Redemption”). The obligation to make such payments may implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments.” Under applicable Treasury Regulations, the possibility that such an amount will be paid will not affect the amount, timing or character of income recognized by a U.S. Holder with respect to the notes if, as of the date the notes were issued, there is only a remote chance that such an amount will be paid, the amount is incidental or certain other exceptions apply. Although the matter is not free from doubt, we intend to take the position that the contingencies associated with such payments on the notes should not cause the notes to be subject to the contingent payment debt instrument rules. Our determination is not, however, binding on the IRS, and if the IRS were to successfully challenge this determination, a U.S. Holder might be required to accrue interest income at a higher rate than the stated interest rate on the notes and to treat as ordinary income any gain realized on the taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. U.S. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

Payments of Interest

Interest on a note (including any non-U.S. taxes withheld from payments thereof) will be “qualified stated interest,” as that term is defined in the Code and the Treasury Regulations, and generally will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. It is anticipated, and this discussion assumes, that the notes will be issued with no more than a de minimis amount of OID. However, if the notes are issued with more than a de minimis amount of OID, a U.S. Holder generally will be required to include any OID in income (as interest) as it accrues, regardless of the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes, using a constant yield method, before such U.S. Holder receives any payment attributable to such income. See the discussion below under “—Information Reporting and Backup Withholding” regarding certain information we may be required to provide to the IRS with respect to payments to U.S. Holders and circumstances under which we may be required to withhold U.S. federal income tax on payments to U.S. Holders. See “—Foreign Currency Considerations—Payments of Interest in Euro” below for additional tax consequences related to the notes being denominated in euro.

Foreign Tax Credit

A U.S. Holder may be entitled to deduct or credit foreign taxes, if any, imposed on qualified stated interest (including additional amounts), subject to certain limitations (including that the election to deduct or credit taxes applies to all of such U.S. Holder’s other applicable foreign taxes for a particular tax year). Interest on a note generally will constitute foreign-source income and generally will be considered “passive category income” in computing the foreign tax credit allowable to U.S. Holders under U.S. federal income tax laws. There are significant complex limitations on a U.S. Holder’s ability to claim foreign tax credits. The rules governing the calculation of foreign tax credits are complex and depend on a U.S. Holder’s particular circumstances. U.S. Holders should consult their tax advisors regarding the creditability or deductibility of any foreign taxes.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of Notes

In general, a U.S. Holder will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of the notes measured by the difference between (1) the amount (determined in dollars) of cash and the fair market value of property received (except to the extent such cash or property is attributable to accrued but unpaid interest, which is treated as interest, as described above, to the extent not previously included in income) and (2) the U.S. Holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in the notes generally will equal the cost of the notes to the U.S. Holder, less any principal payments received by such U.S. Holder (in each case, determined in dollars).

Subject to the discussion of exchange gain or loss below in “—Foreign Currency Considerations,” gain or loss recognized on the sale, exchange, redemption, retirement or other taxable disposition of a note generally will be capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of disposition. A non-corporate U.S. Holder generally will be eligible for reduced rates of taxation on any long-term capital gain recognized. Deductions for capital losses are subject to limitations. Prospective purchasers should consult their tax advisors as to the foreign tax credit implications of the sale, exchange, redemption, retirement or other taxable disposition of the notes.

Foreign Currency Considerations

Payments of Interest in Euro

If a U.S. Holder uses the cash method of accounting for U.S. federal income tax purposes, such U.S. Holder will be required to include in such U.S. Holder’s gross income the dollar value of the euro interest payment on the date received (based on the dollar spot rate for euro on that date), regardless of whether the U.S. Holder in fact converts the payment to dollars at that time. A U.S. Holder will not recognize foreign currency gain or loss with respect to receipt of such payments but may have foreign currency gain or loss when such U.S. Holder actually sells or otherwise disposes of euro as described below.

If a U.S. Holder uses the accrual method of accounting for U.S. federal income tax purposes, such U.S. Holder will be required to include in such U.S. Holder’s gross income the dollar value of the euro amount of interest income that accrues during an accrual period. The dollar value of the euro amount of accrued interest income is determined by translating that income at the average dollar exchange rate for euro in effect during the accrual period or, if the accrual period spans two taxable years, the partial period within the taxable year. A U.S. Holder may elect, however, to translate accrued interest income using: (i) the dollar spot rate for euro on the last day of the accrual period, (ii) in the case of a partial accrual period, the spot rate on the last day of the taxable year or (iii) if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. That election must be applied consistently to all debt instruments a U.S. Holder holds from year to year and may not be changed without the consent of the IRS. Prior to making that election, U.S. Holders should consult their own tax advisor.

If a U.S. Holder uses the accrual method of accounting for U.S. federal income tax purposes, such U.S. Holder may recognize foreign currency gain or loss, which generally will be taxable as ordinary income or loss, with respect to accrued interest income on the date the payment of that income was received. The amount of foreign currency gain or loss recognized will be the difference, if any, between the dollar value of the payment in euro that is received by the U.S. Holder in respect of the accrued interest (based on the dollar spot rate for euro on the date it receives the payment) and the dollar value of interest income that has accrued during the accrual period (determined as described in the preceding paragraph).

If a U.S. Holder receives a payment of interest in dollars as a result of a currency conversion, then the dollar amount so received might not be the same as the dollar amount required to be recognized as interest income under the rules described above.

Exchange or Purchase of Euro

Euro received as interest on a note or on a sale, exchange, redemption or other disposition of a note generally will have a tax basis equal to the dollar value of the euro at the spot rate on the date of receipt. If a U.S. Holder purchases euro, the tax basis of the euro will generally be the dollar value of the euro at the spot rate on the date of purchase. Any gain or loss recognized on a sale, exchange or other disposition of euro (including the use of euro to purchase notes or upon the exchange of euro for dollars) generally will be treated as ordinary income or loss.

Foreign Currency Gain or Loss on Sale or Other Disposition of Notes

If a U.S. Holder receives euro on the sale, exchange, redemption or other disposition of a note, the dollar amount realized generally will be based on the dollar spot rate for euro on the date of the disposition. However, if the notes are traded on an established securities market and such U.S. Holder is a cash method U.S. Holder or an electing accrual method U.S. Holder, the dollar amount realized will be determined by translating the euro received at the dollar spot rate for euro on the settlement date of the disposition. If such U.S. Holder is an accrual method U.S. Holder and makes this election, the election must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS. If such U.S. Holder is an accrual method U.S. Holder and does not make this election, the dollar equivalent of the amount realized will be determined by translating that amount at the dollar spot rate for euro on the date of the sale, exchange, redemption or other disposition and the U.S. Holder generally will recognize foreign currency gain or loss (generally treated as ordinary income or loss) equal to the difference, if any, between the dollar equivalent of the amount realized based on the spot rates in effect on the date of disposition and the settlement date.

The initial tax basis in a note generally will be the cost of the note, which, in the case of a U.S. Holder that purchases a note with euro, will be the dollar value of the amount of euro paid for such note at the dollar spot rate for euro on the date of purchase. However, if the notes are traded on an established securities market and a U.S. Holder is a cash basis U.S. Holder or an electing accrual method U.S. Holder, the dollar amount of the euro purchase price will be determined by translating the euro paid at the dollar spot rate for euro on the settlement date of the purchase. As described above, if a U.S. Holder is an accrual method U.S. Holder and makes this election, the election must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS. If a U.S. Holder is an accrual method U.S. Holder and does not make this election, the dollar equivalent of the purchase price will be determined by translating that amount at the spot rate on the date of the purchase, and foreign currency gain or loss (generally treated as ordinary income or loss) equal to the difference, if any, between the dollar equivalent of the purchase price based on the spot rates in effect on the date of purchase and the settlement date will be generally recognized.

A U.S. Holder will recognize foreign currency gain or loss attributable to the movement in exchange rates between the time of purchase of the note and the time of disposition, including the sale, exchange, redemption or other disposition, of the note. Gain or loss attributable to the movement of exchange rates will equal the difference between (1) the dollar value of the euro principal amount of the note, determined as of the date the note is disposed of based on the dollar spot rate for euro in effect on that date and (2) the dollar value of the euro principal amount of such note, determined on the date the note was acquired based on the dollar spot rate for euro in effect on that date. For this purpose, the principal amount of the note is the purchase price for the note in euro. Any such gain or loss generally will be treated as ordinary income or loss, and generally will be United States source gain or loss, and generally will not be treated as interest income or expense. A U.S. Holder will recognize such foreign currency gain or loss to the extent such U.S. Holder has gain or loss, respectively, on the overall sale or taxable disposition of the note.

Additional Tax on Net Investment Income

Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which will generally include their interest income and net gains from a disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Prospective investors should consult their own tax advisors regarding the applicability of this tax in their particular circumstances in respect of their investment in the notes.

Reportable Transaction Reporting

Under applicable Treasury Regulations, if a U.S. Holder participates in “reportable transactions” (as defined in the Treasury Regulations), such U.S. Holder must attach to such U.S. Holder’s U.S. federal income tax return a disclosure statement on IRS Form 8886. Under the relevant rules, a U.S. Holder may be required to treat a foreign currency exchange loss from the notes as a reportable transaction if this loss exceeds the relevant threshold in the Treasury Regulations. U.S. Holders should consult their tax advisor regarding the possible obligation to file IRS Form 8886 with respect to the ownership or disposition of the notes, or any related transaction, including, without limitation, the disposition of any euro received.

Foreign Financial Asset Reporting

Section 6038D of the Code imposes reporting requirements (generally an IRS Form 8938 (Statement of Specified Foreign Financial Assets)) on certain holders of certain foreign financial assets, including debt of foreign entities, if the aggregate value of all of these assets exceeds $50,000 at the end of the taxable year or $75,000 at any time during the taxable year. The thresholds are higher for individuals living outside of the United States and married couples filing jointly. The notes are expected to constitute foreign financial assets subject to these requirements unless the notes are held in an account at a financial institution (in which case the account may be reportable on FinCEN Form 114 (Report of Foreign Bank and Financial Accounts or “FBAR”) if maintained by a foreign financial institution). Prospective purchasers should consult their tax advisors regarding the application of these rules.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments of principal and stated interest on the notes and to the proceeds of the sale or other disposition (including a retirement or redemption) of a note paid to a U.S. Holder unless such U.S. Holder is an exempt recipient (such as a corporation) and, when required, provides evidence of such exemption. The payor (which may be the Issuer or an intermediate payor) will be required to impose backup withholding on such payments if: (i) the U.S. Holder fails to furnish an accurate taxpayer identification number or to establish an exemption from backup withholding; (ii) the IRS notifies the payor that the taxpayer identification number furnished by the U.S. Holder is incorrect; (iii) there has been a “notified payee underreporting” described in Section 3406(c) of the Code; or (iv) the U.S. Holder has not certified under penalties of perjury that it has furnished a correct taxpayer identification number, that it is a U.S. person, and that the IRS has not notified such U.S. Holder that it is subject to backup withholding under the Code.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors regarding the effect, if any, of these rules on their particular situation.

FATCA

Pursuant to Sections 1471 through 1474 of the Code, the Treasury Regulations promulgated thereunder and IRS administrative guidance (commonly referred to as “FATCA”), a “foreign financial institution” may be required to withhold U.S. tax on certain withholdable payments, including payments of U.S.-source income (including interest) and, subject to discussions below, gross proceeds from the sale or other disposal of property that can produce U.S. source interest as well as certain “foreign passthru payments” to the extent such payments are treated as attributable to certain U.S.-source payments. Current provisions of the Code, Treasury Regulations, and administrative guidance that govern FATCA treat gross proceeds from a sale or other disposal of debt obligations that can produce U.S.-source interest as subject to FATCA withholding on or after January 1, 2019. However, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers and withholding agents may (but are not required to) rely on these proposed Treasury Regulations until final Treasury Regulations are issued. With respect to “foreign passthru payments,” obligations issued prior to the date that is two years after the date on which applicable final Treasury Regulations defining “foreign passthru payments” are filed generally would be “grandfathered” unless such obligations are materially modified after such date. As of the date of this prospectus supplement, applicable final Treasury Regulations have not been filed. Accordingly, if the Issuer is treated as a foreign financial institution, FATCA would apply to payments on the notes only if there is a significant modification of the notes for U.S. federal income tax purposes after the expiration of this grandfathering period. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. U.S. Holders should consult their own tax advisors on how these rules may apply to their investment in the notes. In the event any withholding under FATCA is imposed with respect to any payments on the notes, there generally will be no additional amounts payable to compensate for the withheld amount.

UNDERWRITING (CONFLICT OF INTEREST)

Subject to the terms and conditions set forth in an underwriting agreement dated June 9, 2020, among us and the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters, severally and not jointly, has agreed to purchase from us, the aggregate principal amount of the notes set forth opposite its name below:

Underwriters	Principal Amount of Notes
BNP Paribas	€85,000,000
J.P. Morgan Securities plc	85,000,000
Merrill Lynch International	85,000,000
Mizuho International plc	46,500,000
PNC Capital Markets LLC	46,500,000
Wells Fargo Securities, LLC	46,500,000
UniCredit Bank AG	30,500,000
Barclays Bank PLC	17,500,000
U.S. Bancorp Investments, Inc.	20,000,000
SunTrust Robinson Humphrey, Inc.	17,500,000
Goldman Sachs & Co. LLC	10,000,000
KBC Bank NV	10,000,000

Total	€500,000,000

The underwriters have agreed, subject to the terms and conditions of the underwriting agreement, to purchase all of the notes being sold if any of the notes being sold are purchased. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

We have agreed not to, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any euro denominated debt securities similar to the notes until the business day following the date the notes are issued, except with the prior written consent of BNP Paribas, J.P. Morgan Securities plc and Merrill Lynch International.

The notes are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

The underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial public offering of the notes, the underwriters may change the offering price and other selling terms.

The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering of notes (expressed as a percentage of the principal amount of the notes):

Paid by Us
Per note	0.450%

We estimate that the expenses of the offering (including our application to list the notes on the Official List of the LuxSE and admit them to trading on the Euro MTF), excluding the underwriting discount, will be $1,700,000 and will be payable by us. In connection with Mohawk’s guarantee of the notes, the Issuer will pay an annual guaranty service fee to Mohawk in the amount of 0.75% of the aggregate principal amount of this offering.

The notes are a new issue of securities with no established trading market. Application has been made for the notes to be listed on the Official List of the LuxSE and admitted to trading on the Euro MTF. The listing application will be subject to approval by the LuxSE. We currently expect listing of the notes on the Official List of the LuxSE and admission to trading of the notes on the Euro MTF Market of the LuxSE to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. The underwriters are under no obligation to make a market in the notes and may discontinue any market-making activities at any time without notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

We expect to deliver the notes against payment for the notes on the third business day following the date of the pricing of the notes, which we refer to as T+3. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, investors who wish to trade notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement.

In connection with the issuance of the notes, J.P. Morgan Securities plc, as stabilizing manager (or persons acting on its behalf), may over-allot the notes or effect transactions with a view to supporting the price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the stabilizing manager (or persons acting on its behalf) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 calendar days after the issuance date of the notes and 60 calendar days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the stabilizing manager (or persons acting on its behalf) in accordance with all applicable laws and rules. Any loss or profit sustained as a consequence of any such over-allotment or stabilization shall be for the account of the stabilizing manager.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the stabilizing manager has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Conflict of Interest

As described in “Use of Proceeds,” the net proceeds of this offering may be used to repay a portion of our outstanding indebtedness. Certain of the underwriters and their affiliates may therefore receive 5% or more of the net proceeds of this offering due to the repayment of such indebtedness. Therefore, such underwriters are deemed to have a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required because the notes offered are investment grade rated, as that term is defined in the rule.

Other Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, corporate trust and brokerage activities. The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, affiliates of the underwriters are lenders under each of our senior credit facilities.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

An affiliate of U.S. Bancorp Investments, Inc., one of the underwriters, is the trustee under the indenture governing the notes.

Selling Restrictions

Other than in the United States, to the best of our knowledge, no action has been taken by us or the underwriters that would permit a public offering of the notes in any jurisdiction where action for that purpose is required. The notes may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any notes offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Sales of notes in the United States by any underwriter that is not a broker-dealer registered with the SEC will be made only through one or more SEC-registered broker-dealers in compliance with applicable securities laws and the rules of the Financial Industry Regulatory Authority, Inc.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area and the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU (as amended, the “Insurance Distribution Directive”) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation 2017/1129/EU (as amended, the “Prospective Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA or the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

This European Economic Area and UK selling restriction is in addition to any other selling restrictions that may be imposed by individual Member States of the EEA or the UK and set out elsewhere in this prospectus supplement.

United Kingdom

The communication of this prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the UK. The communication of such documents and/or materials as a financial promotion is only being made to and directed at persons outside the UK and those persons in the UK who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the UK, the notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the UK that is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

Each underwriter has represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA, received by it in connection with the issue or sale of the notes, which are the subject of the offering contemplated by this prospectus supplement, in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the UK.

Hong Kong

The notes have not been and may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (“SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance, and no advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law), and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in

Section 275(1A) or Section 276(4)(i)(B) of the SFA, (2) where no consideration is given for the transfer, (3) where the transfer is by operation of law, (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Singapore Securities and Futures Act Product Classification:

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LISTING AND GENERAL INFORMATION

The issuance of the notes has been authorized by a resolution of the board of directors of the Issuer dated May 5, 2020.

The Issuer accepts responsibility for the information contained in this prospectus supplement. To the best of the Issuer’s knowledge, except as otherwise noted, the information contained in this prospectus supplement is in accordance with the facts and does not omit anything likely to affect the import of this prospectus supplement.

Except as disclosed in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein, there has been no material change in the prospects or financial position of Mohawk and its subsidiaries taken as a whole since March 28, 2020.

Under New York’s statute of limitations, any legal action to enforce the Issuer’s payment obligations evidenced by the Notes must be commenced within six years after payment is due. Thereafter, the Issuer’s payment obligations will generally become unenforceable.

So long as the notes are listed on the Official List of the LuxSE and admitted to trading on the Euro MTF, copies of the following documents will be available free of charge on the SEC’s website at www.sec.gov:

•	the Articles of Association of the Issuer;

•	the Restated Certificate of Incorporation, as amended of the Guarantor;

•	the senior indenture together with the fourth supplemental indenture; and

•	a copy of this prospectus supplement together with the prospectus.

So long as the notes are listed on the Official List of the LuxSE and admitted to trading on the Euro MTF and the rules of the LuxSE so require, we will publish any notices to the holders of the notes on (www.bourse.lu), or by any other means satisfactory to the Luxembourg Stock Exchange.

The notes have been accepted for clearance and settlement through Euroclear and Clearstream, Luxembourg. The common code for the notes is 217744334. The ISIN of the notes is XS2177443343. The Issuer’s LEI code is 549300IXL8ST9Z2BTY31.

Non-disclosure of the Issuer’s financial statements would not be likely to mislead investors with regard to facts and circumstances that are essential for assessing the notes.

EXPERTS

The consolidated financial statements of Mohawk Industries, Inc. and subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 consolidated financial statements refers to a change to the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update 2016-02, Leases, and subsequent related amendments.

LEGAL MATTERS

Certain legal matters with respect to the notes and the guarantee will be passed upon for us by Alston & Bird LLP, Atlanta, Georgia. Certain legal matters related to Luxembourg law will be passed upon for us by Arendt & Medernach, Luxembourg. Certain legal matters in connection with the offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

PROSPECTUS

MOHAWK INDUSTRIES, INC.

Debt Securities

Guarantees of Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Purchase Contracts

Units

MOHAWK CAPITAL FINANCE S.A.

Debt Securities

From time to time, Mohawk Industries, Inc., or Mohawk, may offer and sell debt securities (which may be issued in one or more series), guarantees of debt securities, common stock, preferred stock (which may be issued in one or more series), depositary shares, warrants, purchase contracts and units that include any of these securities. From time to time, Mohawk Capital Finance S.A., or Mohawk Capital Finance, may offer and sell debt securities (which may be issued in one or more series), and Mohawk will fully and unconditionally guarantee the payment of principal of, and premium (if any) and interest on, such debt securities.

We may offer and sell these securities from time to time in amounts, at prices and on terms that will be determined at the time of the applicable offering. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus provides a general description of the securities we may offer. Each time we offer securities pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the offering and the terms of the securities.

Mohawk’s common stock is listed on the New York Stock Exchange and trades under the ticker symbol “MHK.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

You should refer to the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission and carefully consider that information before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 5, 2020.

You should rely only on the information contained in this prospectus or any accompanying prospectus supplement, including the information incorporated by reference herein, as described under “Incorporation of Certain Information by Reference,” or any free writing prospectus that we prepare and distribute. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus or any accompanying prospectus supplement or any free writing prospectus. This prospectus, any accompanying prospectus supplement and any free writing prospectus may be used only for the purposes for which they have been published, and no person has been authorized to give any information not contained in, or incorporated by reference into, this prospectus and the accompanying prospectus supplement or any free writing prospectus. If you receive any other information, you should not rely on it. You should not assume that the information contained in, or incorporated by reference into this prospectus is accurate of any date other than the date on the cover page of this prospectus. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement, together with this prospectus, that will contain specific information about the terms of that offering and the manner in which the securities will be offered. The prospectus supplement may also add to, update, modify or supersede the information contained in this prospectus. If information varies between this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. We urge you to read this prospectus, the prospectus supplement and other offering material together with additional information described under the heading “Incorporation of Certain Information By Reference.”

In this prospectus, we refer to debt securities, common stock, preferred stock, warrants, purchase contracts and units collectively as the “securities.” The terms “we,” “our,” “ours,” “us” and the “Company” refer to Mohawk Industries, Inc. and our consolidated subsidiaries, except where specifically indicated otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC, including this registration statement on Form S-3, are available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus and any prospectus supplement. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2019;

•	portions of our definitive Proxy Statement for our 2020 Annual Meeting of Stockholders that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019;

•	our Current Reports on Form 8-K filed with the SEC on February 27, 2020, April 13, 2020 and April 15, 2020;

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on January 29, 1992; and

•

all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, on or after the date of this prospectus and before the termination of this offering of securities.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus, excluding exhibits to those documents, unless they are specifically incorporated by reference into those documents. These documents are available on our website at http://www.mohawkind.com. You can also request those documents from our Corporate Secretary at the following address and telephone number:

Mohawk Industries, Inc.

160 South Industrial Boulevard

Calhoun, Georgia 30701

(706) 629-7721

Except as expressly provided above, no other information, including information on our website, is incorporated by reference into this prospectus.

FORWARD-LOOKING STATEMENTS

Certain of the statements in this prospectus and the documents incorporated by reference in this prospectus, particularly those anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects” and “estimates” or similar expressions, constitute “forward-looking statements,” for which Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ materially from those contemplated by our forward-looking statements: changes in economic or industry conditions; competition; inflation and deflation in raw material prices and other input costs; inflation and deflation in consumer markets; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; taxes and tax reform, product and other claims; litigation; the risks and uncertainty related to the COVID-19 pandemic; and other risks identified in Mohawk’s SEC reports and public announcements. See “Risk Factors” below for further information regarding these and other important factors that could cause our actual results to differ materially from those contemplated by our forward-looking statements.

Our forward-looking statements contained herein speak only as of the date of this prospectus or, in the case of any document incorporated by reference into this prospectus, the date of that document. We make no commitment to revise or update any forward-looking statements to reflect events or circumstances after the date any such statements are made except as required by law.

MOHAWK INDUSTRIES, INC.

Mohawk is a leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. Mohawk’s vertically integrated manufacturing and distribution processes provide competitive advantages in carpet, rugs, ceramic tile, laminate, wood, stone, luxury vinyl tile (“LVT”) and sheet vinyl flooring. Our industry-leading innovation develops products and technologies that differentiate our brands in the marketplace and satisfy all flooring-related remodeling and new construction requirements. Our brands are among the most recognized in the industry and include American Olean®, Daltile®, Durkan®, Eliane®, Feltex®, Godfrey Hirst®, IVC®, Karastan®, Marazzi®, Mohawk®, Pergo®, Quick-Step® and Unilin®. During the past two decades, Mohawk has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations in Australia, Brazil, Canada, Europe, India, Malaysia, Mexico, New Zealand, Russia and the United States.

Our principal executive offices are located at 160 South Industrial Boulevard, Calhoun, Georgia 30701, and our telephone number is (706) 629-7721. Our website can be accessed at www.mohawkind.com. The contents of our website are not part of this prospectus or any accompanying prospectus.

MOHAWK CAPITAL FINANCE S.A.

Mohawk Capital Finance serves as a finance subsidiary to provide financing for Mohawk through the issuance of debt securities. The principal address of Mohawk Capital Finance is 10B, rue des Mérovingiens, L-8070 Bertrange, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B217.592, and its telephone number is 352 2700 4181.

There are no separate financial statements of Mohawk Capital Finance in this prospectus, as permitted by SEC rules. We do not believe such financial statements would be helpful because:

•

Mohawk Capital Finance is a wholly owned subsidiary of Mohawk, and the financial information of Mohawk Capital Finance is included in the consolidated financial statements and financial information of Mohawk, which is filed under the Exchange Act.

•	Mohawk Capital Finance does not have any independent operations other than providing for the ongoing financing needs of Mohawk.

•	The obligations of Mohawk Capital Finance will be fully and unconditionally guaranteed by Mohawk.

•	Mohawk Capital Finance is not, and will not become, subject to the information reporting requirements of the Exchange Act.

RISK FACTORS

Our operations are subject to a number of risks. When considering an investment in our securities, you should carefully read and consider the risk factors included in our most recent annual report on Form 10-K as supplemented by our quarterly reports on Form 10-Q and other reports we file with the SEC, each of which is incorporated herein by reference, and those specific risk factors that may be included in the applicable prospectus supplement, together with all of the other information presented in this prospectus, any prospectus supplement and the documents we incorporate by reference. If any of the events described in those risk factors actually occurs, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of securities for general corporate purposes, which may include:

•	working capital;

•	general corporate purposes;

•	capital expenditures;

•	acquisitions of or investments in businesses or assets;

•	redemption and repayment of short-term or long-term borrowings; and

•	purchases of our common stock.

Pending application of the net proceeds, we may temporarily invest the net proceeds in short-term marketable securities.

DESCRIPTION OF DEBT SECURITIES

The following description of the debt securities is a summary of the general terms and provisions of the debt securities. This summary may not contain all of the information that is important to you and is qualified in its entirety by reference to the applicable indenture and its associated documents, including the form of note. We have filed the indentures or forms thereof with the SEC as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain copies of them. The specific terms and provisions of any series of debt securities will be described in the applicable prospectus supplement. If so described in a prospectus supplement, the terms and provisions of that series of debt securities may differ from the general description of terms and provisions presented below.

Please note that in this section titled “Description of Debt Securities,” references to “we,” “our” and “us” refer either to Mohawk or to Mohawk Capital Finance, as the case may be, as the issuer of the applicable securities of debt securities and not to any subsidiaries, unless the context requires otherwise. Also, in this section, references to “holders” mean those who own debt securities registered in their own names on the books that we or the trustee maintain for this purpose and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section titled “—Book-Entry Delivery and Settlement.”

General

Either Mohawk or Mohawk Capital Finance may issue debt securities. When describing any debt securities below, references to “we,” “us” or “our” refer to the issuer of those securities.

The debt securities of Mohawk and of Mohawk Capital Finance may be either senior or senior subordinated debt securities, as described in greater detail below. When we refer to “senior debt securities,” we mean both the senior debt securities of Mohawk and the senior debt securities of Mohawk Capital Finance unless the context requires otherwise. When we refer to “senior subordinated debt securities,” we mean the senior subordinated debt securities of Mohawk and the senior subordinated debt securities of Mohawk Capital Finance unless the context requires otherwise. When we refer to “debt securities,” we mean both the senior debt securities and the senior subordinated debt securities, unless the context requires otherwise. When we refer to a series of debt securities, we mean a series issued under the applicable indenture, as described below. When we refer to the prospectus supplement, we mean the prospectus supplement describing the specific terms of the debt security you purchase. The terms used in the prospectus supplement have the meanings described in this prospectus, unless otherwise specified.

We are not limited in the amount of debt securities that we may issue, and we may issue as many distinct series of debt securities as we wish. Additionally, the provisions of each indenture allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series.

Senior or Senior Subordinated Debt Securities

The senior debt securities of Mohawk and Mohawk Capital Finance will be issued under the applicable indenture, as described in “—Indentures” below, and will rank equally with all the other senior and unsubordinated debt of Mohawk or Mohawk Capital Finance, as the case may be.

The senior subordinated debt securities of Mohawk and Mohawk Capital Finance will be issued under the applicable indenture, as described below, and payment of the principal of, and premium (if any) and interest on, the senior subordinated debt securities will be junior in right of payment to the prior payment in full of all of Mohawk’s or Mohawk Capital Finance’s “senior indebtedness,” as defined in the applicable indenture. The prospectus supplement for any series of senior subordinated debt securities will set forth the subordination terms of such debt securities, as well as the aggregate amount of senior indebtedness outstanding as of the end of the issuer’s most recent fiscal quarter. The prospectus supplement will also set forth limitations, if any, on the issuance of additional senior indebtedness. Mohawk’s senior indebtedness is, and any additional indebtedness of Mohawk will be, structurally subordinate to the indebtedness of Mohawk Capital Finance. Mohawk Capital Finance’s indebtedness is, and any additional indebtedness of Mohawk Capital Finance will be, structurally senior to any indebtedness of Mohawk (except to the extent that Mohawk Capital Finance guarantees such indebtedness and solely to the extent of such guarantee).

Indentures

Mohawk’s senior debt securities and senior subordinated debt securities are governed by an indenture, which is a contract between Mohawk, as the issuer of the debt securities, and U.S. Bank National Association, as trustee. The trustee has two main roles:

•	First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe under “—Events of Default.”

•	Second, the trustee performs administrative duties for us, such as sending interest payments and notices.

The senior debt securities of Mohawk Capital Finance and the senior subordinated debt securities of Mohawk Capital Finance will each be governed by an indenture—a senior debt indenture, in the case of senior debt securities, and a senior subordinated debt indenture, in the case of senior subordinated debt securities. Each indenture is a contract between (i) Mohawk Capital Finance as issuer of the debt securities, (ii) Mohawk as guarantor, and (iii) U.S. Bank National Association, as trustee. The indentures governing the debt securities of Mohawk Capital Finance are substantially identical, except for the provisions relating to subordination, which are included only in the senior subordinated debt indenture.

Under each of the indentures that govern the debt securities of Mohawk Capital Finance, Mohawk will fully and unconditionally guarantee, jointly and severally, to each holder of debt securities, the full and prompt performance of Mohawk Capital Finance’s obligations under the indenture and the debt securities, including the payment of principal of, and premium (if any) and interest on, the debt securities. The guarantee of any senior subordinated debt securities by Mohawk will be subordinated to the senior indebtedness of Mohawk on the same basis as such senior subordinated debt securities are subordinated to the senior indebtedness of Mohawk Capital Finance. The prospectus supplement will describe any additional terms of the guarantee. See “Description of Guarantees.”

Terms Contained in the Prospectus Supplement

The prospectus supplement will contain the terms relating to the specific series of debt securities being offered. The prospectus supplement will include some or all of the following:

•	whether the issuer of the debt securities is Mohawk or Mohawk Capital Finance;

•	the title of the debt securities and whether they are senior debt securities or senior subordinated debt securities;

•	any limit on the aggregate principal amount of debt securities of such series;

•

if the debt securities of the series will be secured by any collateral and, if so, a general description of the collateral and the terms and provisions of such collateral security, pledge or other agreements;

•	the date or dates on which the principal of any debt securities is payable;

•	the rate or rates at which any debt securities of the series will bear interest, if any, and the date or dates from which any such interest will accrue;

•	the dates on which any interest will be payable and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•

the person to whom any interest on a debt security of the series will be payable, if other than the person in whose name that debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest;

•	the place or places where the principal of, and premium (if any) and interest on, any debt securities of the series will be payable and the manner in which any payment may be made;

•

any provisions regarding the manner in which the amount of the principal of, and premium (if any) and interest on, any debt securities of the series may be determined with reference to a financial or economic measure or pursuant to a formula, if applicable;

•

the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at our option, and, if other than by a board resolution, the manner in which our election to redeem the debt securities will be evidenced;

•

our obligation, if any, to redeem or purchase any debt securities of the series pursuant to any sinking fund or analogous provision and the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series will be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the denominations of the debt securities if other than denominations of $1,000 and any integral multiple of $1,000 in excess thereof;

•

if other than the currency of the United States, the currency, currencies or currency units in which the principal of, and premium (if any) and interest on, any debt securities of the series will be payable and the manner of determining the equivalent thereof in the currency of the United States for any purpose;

•

if the principal of, and premium (if any) and interest on, any debt securities of the series is to be payable in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies, or currency units in which the principal of, and premium (if any) and interest on, such debt securities will be payable, the periods within which and the terms and conditions upon which such payments are to be made, and the amount so payable (or the manner in which such amount will be determined);

•	if other than the entire principal amount, the portion of the principal amount of any debt securities of the series which will be payable upon declaration of acceleration of the maturity;

•

if the principal amount payable at the stated maturity of any debt securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any day prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount will be determined);

•	that the debt securities of the series will be subject to full defeasance or covenant defeasance, if applicable;

•

that any debt securities will be issuable in whole or in part in the form of one or more global securities and, in such case, the depositaries for such global securities and the form of any legend or legends which will be borne by such global security, if applicable;

•

any addition to, elimination of, or other change in, the events of default which applies to any debt securities of the series and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount due and payable;

•	any addition to, elimination of or other change in the covenants which applies to any debt securities of the series;

•

the terms, if any, upon which the debt securities may be converted into, or exchanged for, stock, other debt securities or other securities, including whether such conversion or exchange is mandatory, at the option of the holder or at our option, the period during which such conversion or exchange may occur, the initial conversion or exchange rate and the circumstances or manner in which the conversion or exchange ratio may be adjusted or calculated;

•	in the case of debt securities issued by Mohawk Capital Finance, any additional terms of the guarantee; and

•	any other terms of the debt securities not inconsistent with the indenture.

Debt securities may bear interest at a fixed rate or a variable (or “floating”) rate, as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the prospectus supplement any material special federal income tax considerations applicable to any such discounted debt securities.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount debt securities bear no interest or bear interest at below market rates and will be sold at a discount below their stated principal amount. The prospectus supplement relating to an issue of original issue discount debt securities will contain information relating to United States federal income tax, accounting, and other special considerations applicable to original issue discount debt securities.

We will generally have no obligation to repurchase, redeem, or change the terms of debt securities upon any event (including a change in control) that might have an adverse effect on our credit quality.

Unless otherwise specified in the prospectus supplement, the debt securities will not be listed on any securities exchange.

Certain Covenants

The indenture may include covenants of Mohawk or Mohawk Capital Finance, as the case may be. These covenants may impose limitations on our indebtedness, limitations on liens, limitations on the issuance of preferred stock of certain of our subsidiaries, limitations on certain distributions and limitations on transactions with our affiliates, or other limitations. Any such covenants applicable to a series of debt securities will be set forth in the prospectus supplement.

Consolidation, Merger, Conveyance, Transfer or Lease

Mohawk and/or Mohawk Capital Finance, as applicable, may not consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any entity, unless:

•

Mohawk or Mohawk Capital Finance, as applicable, is the surviving entity or, if not, the successor entity formed by such consolidation or into which Mohawk or Mohawk Capital Finance is merged or which acquires or leases Mohawk’s or Mohawk Capital Finance’s assets is organized and existing under the laws of any U.S. jurisdiction and expressly assumes Mohawk’s or Mohawk Capital Finance’s obligations with respect to the debt securities and under the applicable indenture;

•	no default or event of default exists or will occur immediately after giving effect to the transaction; and

•	we have delivered to the trustee the certificates and opinions required under the indenture.

Events of Default

The following are events of default under the Indenture with respect to any series of debt securities:

•	failure to pay any installment of interest on such series of debt securities when due and the continuance of such failure for 30 days;

•	failure to pay principal of, or premium, if any, on such series of debt securities when due;

•	failure to deposit any sinking fund payment with respect to such series of debt securities when due and the continuance of such failure for 30 days;

•

failure to observe or perform any other covenant or agreement in respect of such series of debt securities and the continuance of such failure for 60 days after receipt by us from the trustee or by us and the trustee from the holders of at least 25% of the principal amount of such series of debt securities outstanding of written notice of such failure specifying such failure and requiring the same to be remedied;

•	certain events of bankruptcy, insolvency or reorganization of Mohawk or Mohawk Capital Finance; and

•	any other event of default we may provide for that series of debt securities.

If an event of default with respect to the outstanding debt securities of a particular series occurs and continues, either the trustee or the holders of at least 25% in aggregate principal amount of such series of outstanding debt securities may declare the principal amount of such series of debt securities to be due and payable immediately; provided that, in the case of certain events of bankruptcy, insolvency or reorganization, such principal amount, or portion thereof will automatically become due and payable without any action by the trustee or any holder. In the case of original issue discount debt securities, only a specified portion of the principal amount may be accelerated. However, at any time after an acceleration with respect to the debt securities of a particular series has occurred but before a judgment or decree based on such acceleration is entered, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see “Modification and Waiver” below.

If the principal or any premium or interest on any debt security is payable in a currency other than U.S. dollars and such currency is not available to us for making payment due to the imposition of exchange controls or other circumstances beyond our control, we are entitled to satisfy our obligations to holders of such debt securities by making such payment in U.S. dollars in an amount equal to the U.S. dollar equivalent of the amount payable in such other currency, as determined by the trustee as provided in the indenture. Any payment made under such circumstances in U.S. dollars where the required payment is in a currency other than U.S. dollars will not constitute an event of default under the indenture.

Subject to the duty of the trustee during an event of default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered the trustee security or indemnity reasonably satisfactory to the trustee. Subject to such indemnification and certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of a particular series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series.

Other than with respect to a lawsuit for the payment of principal, premium, if any, and interest on any series of debt securities when due, the indenture provides that no holder of such series of debt securities may institute any action against us under the indenture without first complying with the conditions set forth in the indenture.

We will furnish to the trustee an annual statement as to the performance of certain of our obligations under the indenture and as to any default in such performance.

Modification and Waiver

Modifications and amendments of the indenture with respect to any series of debt securities outstanding may be made by us and the trustee with the consent of holders of a majority in aggregate principal amount of such series, except that no such modification or amendment may, without the consent of the holder of each outstanding debt security of the applicable series affected thereby:

•

extend the stated maturity date of the principal of, or any installment of principal of or interest on, any such debt security, or reduce the principal amount of or the rate (or extend the time for payment) of interest on, or any premium payable upon the redemption of, any such debt security;

•	reduce the amount of principal payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or premium, if any, or interest on, any such debt security;

•	impair the right to institute suit for the enforcement of any payment on, or with respect to, any such debt security;

•

reduce the percentage in aggregate principal amount of such series of outstanding debt securities, the consent of the holders of which is required for any amendment, supplemental indenture or waiver provided for in the indenture;

•

modify any of the waiver provisions of the indenture, except to increase any required percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security of the series affected thereby;

•	cause any such debt security to become subordinate in right of payment to any other debt, except to the extent provided in the terms of such security; or

•

if such debt security provides that the holder may require us to repurchase or convert such debt security, impair such holder’s right to require repurchase or conversion of such debt security on the terms provided therein.

We and the trustee may also modify and amend the indenture without the consent of any holder of debt securities in limited circumstances, such as clarifications and changes that would not adversely affect the holders.

The holders of a majority in aggregate principal amount of any series of outstanding debt securities may, on behalf of the holders of all such debt securities, waive our compliance with certain restrictive provisions of the indenture or such series of debt securities. The holders of a majority in aggregate principal amount of any series of outstanding debt securities may, on behalf of the holders of all such debt securities, waive any past default under the indenture, except a default in the payment of the principal of, or premium (if any) or interest on, such debt securities or in respect of any provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected thereby.

Legal Defeasance and Covenant Defeasance

The indenture provides that we may, at our option, elect to discharge our obligations with respect to any series of debt securities, which we refer to as legal defeasance. If legal defeasance occurs, we will be deemed to have paid and discharged all amounts owed under the applicable series of debt securities and the indenture will cease to be of further effect as to such series of debt securities, except that:

•

holders will be entitled to receive timely payments for the principal of, premium, if any, and interest on, such series of debt securities, from the funds deposited for that purpose (as explained below);

•

our obligations will continue with respect to the issuance of temporary debt securities, the registration of debt securities, and the replacement of mutilated, destroyed, lost or stolen debt securities of the applicable series;

•	the trustee will retain its rights, powers, trusts, duties, and immunities under the indenture, and we will retain our obligations in connection therewith; and

•	other legal defeasance provisions of the indenture will remain in effect.

In addition, we may, at our option and at any time, elect to cause the release of our obligations with respect to most of the covenants in the indenture, which we refer to as covenant defeasance, with respect to any series of debt securities. If covenant defeasance occurs, certain events (not including non-payment events and bankruptcy, insolvency and reorganization events) relating to us described under “—Events of Default” will no longer constitute events of default with respect to such series of debt securities. We may exercise legal defeasance regardless of whether we previously exercised covenant defeasance.

In order to exercise either legal defeasance or covenant defeasance, each of which we refer to as a defeasance, with respect to any series of debt securities:

(1) We must irrevocably deposit with the trustee, in trust, for the benefit of holders of the debt securities of such series, U.S. legal tender, U.S. government securities, a combination thereof or other obligations as may be provided with respect to such series of debt securities, in amounts that will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the applicable series of debt securities on the stated date for payment or any redemption date thereof, and the trustee must have, for benefit of holders of such debt securities, a valid and perfected security interest in the obligations so deposited;

(2) in the case of legal defeasance, we must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

•	we have received from, or there has been published by, the Internal Revenue Service, a ruling, or

•	since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that holders of such series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred;

(3) in the case of covenant defeasance, we must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that holders of such series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

(4) no default or event of default with respect to such debt securities may have occurred and be continuing under the indenture on the date of the deposit with respect to such series of debt securities (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit); in addition, no event of default relating to bankruptcy or insolvency may occur at any time from the date of the deposit to the 91st calendar day thereafter;

(5) the legal defeasance or covenant defeasance may not result in a breach or violation of, or constitute a default under any material agreement or instrument (excluding the indenture) to which Mohawk or any of its subsidiaries is a party or by which Mohawk or any of its subsidiaries is bound;

(6) we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of such debt securities over any other creditors of ours or the intent to hinder, delay or defraud any other of our creditors;

(7) the legal defeasance or covenant defeasance may not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless that trust is qualified, or exempt from regulation, under that Act; and

(8) we must deliver to the trustee an officers’ certificate confirming the satisfaction of conditions in clauses (1) through (6) above and an opinion of counsel confirming the satisfaction of the conditions in clauses (1) (with respect to the validity and perfection of the security interest), (2), (3), (5) and (7) above.

If the amount deposited with the trustee to effect a covenant defeasance is insufficient to pay the principal of, and premium (if any) and interest on, the applicable series of debt securities when due, then our obligations under the indenture and such series of debt securities will be revived and such Defeasance will be deemed not to have occurred.

Form, Exchange and Transfer

We will issue the debt securities only in registered form, without interest coupons. Unless provided otherwise in the prospectus supplement relating to a particular series of debt securities, the debt securities will be issued in minimum denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or government charge payable in connection therewith. If any series of the debt securities are to be redeemed in part, we will not be required to issue, register the transfer of or exchange such series of the debt securities during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing or to register the transfer of or exchange any debt securities so selected for redemption in part, except the unredeemed portion of any debt securities being redeemed in part.

We will cause to be kept at the office of the registrar a register in which, subject to such reasonable regulations as we may prescribe, we will provide for the registration of the debt securities and registration of transfers of the debt securities. We initially will appoint the trustee as paying agent and registrar for the debt securities. We may change or terminate the appointment of any paying agent or registrar or appoint additional or other such agents or approve any change in the office through which any such agent acts. We must notify the trustee of the name and address of any registrar, co-registrar or paying agent that is not a party to the indenture.

The Trustee

U.S. Bank National Association will act as the trustee under the indentures. All payments of principal of, and premium (if any) and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities will be effected by the trustee or its agent at an office designated by the trustee as its corporate trust office.

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default under the indenture, the trustee will exercise such rights and powers vested in it as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security or indemnity reasonably satisfactory to the trustee.

The indenture and provisions of the Trust Indenture Act contain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates. If the trustee acquires any conflicting interest, it must eliminate such conflict or resign.

Affiliates of the trustee may serve as agents and lenders under our credit facilities or engage in other transactions with us or our affiliates from time to time.

No Liability for Certain Persons

No director, officer, employee or stockholder of Mohawk or Mohawk Capital Finance will have any liability for any payment obligations of Mohawk or Mohawk Capital Finance, as the case may be, under the debt securities, the guarantees thereof or the indenture based on, or by reason of, such obligations or their creation. Each holder, by accepting a debt security, waives and releases all such liability. The foregoing waiver and release are an integral part of the consideration for the issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws.

Governing Law

The indentures, the debt securities and any guarantees of those debt securities will be governed by New York law.

Book-Entry Delivery and Settlement

Global Notes

We will issue any debt securities in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of the Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, societe anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./ N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom, and/or their representatives, own DTC.

•

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•

Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V., which we refer to as the Euroclear Operator. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the debt securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the debt securities represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in debt securities represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the debt securities represented by that global note for all purposes under the indenture and under the debt securities. Except as provided below, owners of beneficial interests in a global note will not be entitled to have debt securities represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the applicable indenture or under the debt securities for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of debt securities under the applicable indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of debt securities by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the debt securities.

Payments on the debt securities represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the debt securities represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the debt securities held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we refer to collectively as the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the debt securities held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or

Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the debt securities in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the debt securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

Individual certificates in respect of any debt securities will not be issued in exchange for the global notes, except in very limited circumstances. We will issue or cause to be issued certificated notes to each person that DTC identifies as the beneficial owner of the debt securities represented by a global note upon surrender by DTC of the global note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the debt securities of such series represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the debt securities. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

DESCRIPTION OF GUARANTEES

The following description of Mohawk’s guarantee of Mohawk Capital Finance’s debt securities is a summary of the general terms and provisions of the guarantee. This summary may not contain all of the information that is important to you and is qualified in its entirety by reference to the applicable indenture and its associated documents, including the form of guarantee. The specific terms and provisions of any guarantee will be described in the applicable prospectus supplement related to the guaranteed debt securities. If so described in a prospectus supplement, the terms and provisions of the guarantee may differ from the general description of terms and provisions presented below.

Mohawk will fully and unconditionally guarantee to each holder of debt securities of Mohawk Capital Finance due and punctual payment of the principal of, and premium (if any) and interest on, the debt securities of Mohawk Capital Finance. The guarantee applies whether the payment is due at the maturity date of the debt securities, on an interest payment date or as a result of acceleration, redemption, repayment or otherwise, in accordance with the terms of such guarantee and the applicable indenture. In case of the failure of Mohawk Capital Finance to punctually pay any principal, premium or interest on any guaranteed debt security, Mohawk will cause any such payment to be made as it becomes due and payable, whether at the maturity date of the debt securities, on an interest payment date or as a result of acceleration, redemption, repayment or otherwise, and as if such payment were made by Mohawk.

The guarantee will include payment of interest on the overdue principal of, and premium (if any) and interest on, the debt securities, to the extent lawful. The obligations of Mohawk under its guarantee may be limited to the maximum amount that will not result in such guarantee obligations constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of Mohawk.

If a series of Mohawk Capital Finance debt securities is so guaranteed, Mohawk will execute a supplemental indenture or notation of guarantee as further evidence of the guarantee.

DESCRIPTION OF COMMON STOCK

The following description of Mohawk’s common stock is a summary of the material terms and provisions of Mohawk’s common stock and associated rights and privileges. This summary may not contain all of the information that is important to you and is qualified in its entirety by reference to Mohawk’s certificate of incorporation, bylaws and applicable Delaware law.

Please note that in this section entitled “Description of Common Stock,” references to “we,” “our” and “us” refer to Mohawk as the issuer of the common stock and not to any subsidiaries, unless the content requires otherwise.

General

Mohawk is authorized by its certificate of incorporation to issue up to 150,000,000 shares of common stock, par value $0.01 per share. As of May 1, 2020, there were 71,672,772 shares of common stock outstanding.

The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future.

Dividend Rights

Subject to the rights of the holders of our preferred stock (if any), the holders of our common stock have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our board of directors, from legally available funds. However, Mohawk has not paid dividends on its common stock since its initial public offering.

Voting Rights; Classified Board

Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders. Our bylaws require a director to be elected by a majority of votes cast with respect to such director in uncontested elections. Our certificate of incorporation provides that our board of directors is divided into three classes, consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors, with each class elected for staggered three-year terms expiring in successive years. To amend, alter or repeal the provision of our certificate of incorporation related to the classification of the board of directors, our certificate of incorporation requires the approval of the holders of not less than 80% of the votes entitled to be cast by the holders of all then outstanding shares of capital stock, voting together as a single class. Our certificate of incorporation does not provide for cumulative voting for the election of directors.

Liquidation Rights

Subject to the rights of the holders of our preferred stock (if any), in the event of our liquidation, dissolution or winding-up, holders of our common stock are entitled to share equally in the assets available for distribution after payment of all creditors.

No Redemption, Conversion or Preemptive Rights

Holders of our common stock have no redemption rights, conversion rights or preemptive rights to purchase or subscribe for our securities. There are no redemption provisions or sinking fund provisions applicable to our common stock.

Fully Paid and Nonassessable

When Mohawk issues shares of its common stock, the shares will be fully paid and nonassessable, which means that the full purchase price of the shares will have been paid and holders of the shares will not be assessed any additional monies for the shares.

No Restrictions on Transfer

Neither our certificate of incorporation nor our bylaws contains any restrictions on the transfer of our common stock. In the case of any transfer of shares, there may be restrictions imposed by applicable securities laws.

Issuance of Common Stock

In certain instances, the issuance of authorized but unissued shares of common stock may have an anti-takeover effect. The authority of our board of directors to issue additional shares of common stock may help deter or delay a change of control by increasing the number of shares needed to gain control.

Certain Provisions in our Certificate of Incorporation and Bylaws

Mohawk’s certificate of incorporation and bylaws contain a number of provisions that may be deemed to have the effect of discouraging or delaying attempts to gain control of us, including provisions: (i) authorizing the board to issue preferred stock with rights and privileges, including voting rights, as it may deem appropriate; (ii) providing the board of directors with the exclusive power to determine the exact number of directors comprising the entire board, subject to the certificate of incorporation; (iii) authorizing the board of directors or a majority of the directors then in office or the sole remaining director to fill vacancies in the board; (iv) requiring advance notice to us of stockholder proposals; (v) requiring that any action required or permitted to be taken by our stockholders be taken only at an annual or special meeting and permitting stockholder action by written consent in lieu of a meeting only if all stockholders entitled to vote consent to the proposed action; (vi) providing that special meetings of stockholders may be called only by the board of directors or the chairman of the board; (vii) providing the board of directors with flexibility in scheduling the annual meeting (subject to state law requirements); and (viii) providing that certain of the provisions of the certificate of incorporation and bylaws may be amended by our stockholders only by the affirmative vote of at least 80% of the outstanding voting power of all shares entitled to vote.

Section 203 of the Delaware General Corporation Law

Mohawk is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes a merger, asset sale or a transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or, in certain cases, within the preceding three years, did own) 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between Mohawk and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•

prior to the stockholder becoming an interested stockholder, the board of directors must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Mohawk outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and officers; or

•

the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Listing

Mohawk’s common stock is traded on the New York Stock Exchange and trades under the symbol “MHK.”

Transfer Agent

The transfer agent for our shares of common stock is American Stock Transfer and Trust Company.

DESCRIPTION OF PREFERRED STOCK

The following description of Mohawk’s preferred stock is a summary of the general terms and provisions of the preferred stock. This summary may not contain all of the information that is important to you and is qualified in its entirety by reference to Mohawk’s certificate of incorporation and bylaws and the certificate of designation relating to your series of preferred stock. The specific terms and provisions of any series of preferred stock will be described in the applicable prospectus supplement. If so described in a prospectus supplement, the terms and provisions of that series of preferred stock may differ from the general description of terms and provisions presented below.

Please note that in this section entitled “Description of Preferred Stock,” references to “we,” “our” and “us” refer to Mohawk as the issuer of the preferred stock and not to any subsidiaries, unless the content requires otherwise.

General

Mohawk is authorized by its certificate of incorporation to issue up to 60,000 shares of preferred stock, par value $0.01 per share, in one or more series. Currently, there are no shares of our preferred stock issued and outstanding.

Subject to the restrictions prescribed by law, our board of directors is authorized to fix the number of shares of any series of unissued preferred stock, to determine the designations, preferences, qualifications, limitations, restrictions and special or relative rights granted to or imposed upon any series of unissued preferred stock (including dividend rights (which may be cumulative or non-cumulative), voting rights, conversion rights, redemption rights and terms, sinking fund provisions, liquidation preferences, and any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series) and, within any applicable limits and restrictions established, to increase or decrease the number of shares of such series subsequent to its issue. Before Mohawk issues any series of preferred stock, our board will adopt resolutions creating and designating such series as a series of preferred stock. Stockholders will not need to approve these resolutions. The issuance of preferred stock could adversely affect the voting and other rights of holders of our common stock and may have the effect of delaying or preventing a change in control of Mohawk.

Terms Contained in the Prospectus Supplement

The applicable prospectus supplement will contain the dividend, voting, conversion, redemption, sinking fund, liquidation and other designations, preferences, qualifications, limitations, restrictions and special or relative rights granted to or imposed upon any series of preferred stock. The applicable prospectus supplement will describe the following terms of a series of preferred stock:

•	the designation and stated value per share of preferred stock and the number of shares of preferred stock offered;

•	the initial public offering price at which we will issue the preferred stock;

•	whether the shares will be listed on any securities exchange;

•	the dividend rate or method of calculation, the payment dates for dividends and the dates from which dividends will start to cumulate;

•	any voting rights;

•	any conversion rights;

•	any redemption or sinking fund provisions;

•	the amount of liquidation preference per share; and

•	any additional dividend, voting, conversion, redemption, sinking fund, liquidation and other rights or restrictions.

The applicable prospectus supplement may also describe some of the U.S. federal income tax consequences of the purchase and ownership of the series of preferred stock.

No Preemptive Rights

The holders of our preferred stock will have no preemptive rights to buy any additional shares of preferred stock.

Fully Paid and Nonassessable

When we issue shares of our preferred stock, the shares will be fully paid and nonassessable, which means the full purchase price of the shares will have been paid and holders of the shares will not be assessed any additional monies for the shares.

No Restrictions on Transfer

Neither our certificate of incorporation nor our bylaws contains any restrictions on the transfer of our preferred stock. In the case of any transfer of shares, there may be restrictions imposed by applicable securities laws.

Issuance of Preferred Stock

In certain instances, the issuance of authorized but unissued shares of preferred stock may have an anti-takeover effect. The authority of the board of directors to issue preferred stock with rights and privileges, including voting rights, as it may deem appropriate, may enable the board to prevent a change of control despite a shift in ownership of our common stock.

DESCRIPTION OF DEPOSITARY SHARES

The following description is a summary of the general terms and provisions of the depositary shares and the deposit agreements. This summary may not contain all of the information that is important to you and is qualified in its entirety by reference to the relevant deposit agreement with respect to the depositary shares of any particular series. The specific terms and provisions of any series of depositary shares will be described in the applicable prospectus supplement. If so described in a prospectus supplement, the terms and provisions of that series of depositary shares may differ from the general description of terms and provisions presented below.

General

Mohawk may issue depositary shares, each of which would represent a fractional interest of a share of a particular series of preferred stock of Mohawk. Mohawk will deposit shares of preferred stock represented by depositary shares under a separate deposit agreement among Mohawk, a preferred stock depositary and the holders of the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary share will possess, in proportion to the fractional interest of a share of preferred stock represented by the depositary share, all the rights and preferences of the preferred stock represented by the depositary shares.

Depositary receipts will evidence the depositary shares issued pursuant to the deposit agreement. Immediately after Mohawk issues and deliver preferred stock to a preferred stock depositary, the preferred stock depositary will issue the depositary receipts in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends on the preferred stock to the record holders of the depositary shares. Holders of depositary shares generally must file proofs, certificates and other information and pay charges and expenses of the depositary in connection with distributions. If a distribution on the underlying preferred stock is other than in cash and it is feasible for the depositary to distribute the property it receives, the depositary will distribute the property to the record holders of the depositary shares. If such a distribution is not feasible, the depositary, with Mohawk’s approval, may sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

Withdrawal of Stock

Unless Mohawk has previously called the underlying preferred stock for redemption or the holder of the depositary shares has converted such shares, a holder of depositary shares may surrender them at the corporate trust office of the depositary in exchange for whole or fractional shares of the underlying preferred stock together with any money or other property represented by the depositary shares. Once a holder has exchanged the depositary shares, the holder may not redeposit the preferred stock and receive depositary shares again. If a depositary receipt presented for exchange into preferred stock represents more shares of preferred stock than the number to be withdrawn, the depositary will deliver a new depositary receipt for the excess number of depositary shares.

Redemption of Depositary Shares

Whenever Mohawk redeems shares of preferred stock held by a depositary, the depositary will redeem the corresponding amount of depositary shares with funds it receives from us for the preferred stock. The depositary will notify the record holders of the depositary shares to be redeemed not less than 30 days nor more than 60 days before the dated fixed for redemption at the holders’ addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price and any other amounts payable with respect to the preferred stock. If Mohawk intends to redeem less than all of the underlying preferred stock, Mohawk and the depositary will select the depositary shares to be redeemed on as nearly a pro rata basis as practicable without creating fractional depositary shares or by any other equitable method determined by Mohawk. All dividends relating to the shares of preferred stock called for redemption will cease to accrue on the first calendar day after the redemption date.

On the redemption date:

•	all dividends relating to the shares of preferred stock called for redemption will cease to accrue;

•	Mohawk and the depositary will no longer deem the depositary shares called for redemption to be outstanding; and

•

all rights of the holders of the depositary shares called for redemption will cease, except the right to receive any money payable upon the redemption and any money or other property to which the holders of the depositary shares are entitled upon redemption.

Voting of the Preferred Stock

When a depositary receives notice regarding a meeting at which the holders of the underlying preferred stock have the right to vote, it will mail that information to the holders of the depositary shares. Each record holder of depositary shares on the record date may then instruct the depositary to exercise its voting rights for the amount of preferred stock represented by that holder’s depositary shares. The depositary will vote in accordance with these instructions. The depositary will abstain from voting to the extent it does not receive specific instructions from the holders of depositary shares. A depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote, as long as any action or non-action is in good faith and does not result from negligence or willful misconduct of the depositary.

Liquidation Preference

In the event of Mohawk’s liquidation, dissolution or winding up, a holder of depositary shares will receive the fraction of the liquidation preference accorded each share of underlying preferred stock represented by the depositary share.

Conversion of Preferred Stock

Depositary shares will not themselves be convertible into common stock or any other securities or property of Mohawk. However, if the underlying preferred stock is convertible, holders of depositary shares may surrender them to the depositary with written instructions to convert the preferred stock represented by their depositary shares into whole shares of common stock, other shares of Mohawk’s preferred stock or other shares of stock, as applicable. Upon receipt of these instructions and any amounts payable in connection with a conversion, Mohawk will convert the preferred stock using the same procedures as those provided for delivery of preferred stock. If a holder of depositary shares converts only part of its depositary shares, the depositary will issue a new depositary receipt for any depositary shares not converted. Mohawk will not issue fractional shares of common stock upon conversion. If a conversion will result in the issuance of a fractional share, Mohawk will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of a Deposit Agreement

Mohawk and the depositary may amend any form of depositary receipt evidencing depositary shares and any provision of a deposit agreement. However, unless the existing holders of at least two-thirds of the applicable depositary shares then outstanding have approved the amendment, Mohawk and the depositary may not make any amendment that:

•	would materially and adversely alter the rights of the holders of depositary shares; or

•	would be materially and adversely inconsistent with the rights granted to the holders of the underlying preferred stock.

Subject to exceptions in the deposit agreement and except in order to comply with the law, no amendment may impair the right of any holders of depositary shares to surrender their depositary shares with instructions to deliver the underlying preferred stock and all money and other property represented by the depositary shares. Every holder of outstanding depositary shares at the time any amendment becomes effective who continues to hold the depositary shares will be deemed to consent and agree to the amendment and to be bound by the amended deposit agreement.

Mohawk may terminate a deposit agreement upon not less than 30 days’ prior written notice to the depositary if a majority of each series of preferred stock affected by the termination consents to the termination. Upon a termination of a deposit agreement, holders of the depositary shares may surrender their depositary shares and receive in exchange the number of whole or fractional shares of preferred stock and any other property represented by the depositary shares.

In addition, a deposit agreement will automatically terminate if:

•	Mohawk has redeemed all underlying preferred stock subject to the agreement;

•

a final distribution of the underlying preferred stock in connection with any liquidation, dissolution or winding up has occurred, and the depositary has distributed the distribution to the holders of the depositary shares; or

•	each share of the underlying preferred stock has been converted into other capital stock of Mohawk not represented by depositary shares.

Expenses of a Preferred Stock Depositary

Mohawk will pay all transfer and other taxes and governmental charges and expenses arising in connection with a deposit agreement. In addition, Mohawk will generally pay the fees and expenses of a depositary in connection with the performance of its duties. However, holders of depositary shares will pay the fees and expenses of a depositary for any duties requested by the holders that the deposit agreement does not expressly require the depositary to perform.

Resignation and Removal of Depositary

A depositary may resign at any time by delivering to us notice of its election to resign. Mohawk may also remove a depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary. Mohawk will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The successor must be a bank or trust company with its principal office in the United States and have a combined capital and surplus of at least $50 million.

Miscellaneous

The depositary will forward to the holders of depositary shares any reports and communications from Mohawk with respect to the underlying preferred stock.

Neither the depositary nor Mohawk will be liable if any law or any circumstances beyond their control prevent or delay them from performing their obligations under a deposit agreement. The obligations of Mohawk and a depositary under a deposit agreement will be limited to performing their duties in good faith and without negligence in regard to voting of preferred stock, gross negligence or willful misconduct. Neither Mohawk nor a depositary must prosecute or defend any legal proceeding with respect to any depositary shares or the underlying preferred stock unless they are furnished with satisfactory indemnity.

Mohawk and any depositary may rely on the written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary shares or other persons they believe in good faith to be competent, and on documents they believe in good faith to be genuine and signed by a proper party.

In the event a depositary receives conflicting claims, requests or instructions from us and any holders of depositary shares, the depositary will be entitled to act on the claims, requests or instructions received from us.

Depositary

The prospectus supplement will identify the depositary for the depositary shares.

Listing of the Depositary Shares

The applicable prospectus supplement will specify whether or not the depositary shares will be listed on any securities exchange.

DESCRIPTION OF WARRANTS

The following description is a summary of the general terms and provisions of the warrants and the warrant agreements. This summary may not contain all of the information that is important to you and is qualified in its entirety by reference to the relevant warrant agreement with respect to the warrants of any particular series. The specific terms and provisions of any series of warrants will be described in the applicable prospectus supplement. If so described in a prospectus supplement, the terms and provisions of that series of warrants may differ from the general description of terms and provisions presented below.

General

Mohawk may issue warrants for the purchase of debt securities, common stock or preferred stock. Warrants may be issued independently or together with such debt securities, common stock or preferred stock and may be attached to or separate from those securities. Currently, there are no warrants issued and outstanding.

Each series of warrants will be evidenced by certificates issued under a separate warrant agreement to be entered into between Mohawk and a bank, as warrant agent, selected by us with respect to such series, having its principal office in the United States.

The applicable prospectus supplement relating to a series of warrants will state the name and address of the warrant agent. The applicable prospectus supplement will describe the terms of the warrant agreement and the series of warrants in respect of which this prospectus and the accompanying prospectus supplement are being delivered, including:

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	the offering price;

•	the aggregate number of warrants;

•	whether the warrants or related securities will be listed on any securities exchange;

•	the currency for which such warrants may be purchased;

•	the date on which the warrants and the related securities will be separately transferable;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities that can be purchased upon exercise of one warrant, the price and currency for purchasing those debt securities upon exercise and, in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, that can be purchased upon the exercise of one warrant, and the price for purchasing such shares upon this exercise;

•	the dates on which the right to exercise the warrants will commence and expire and, if the warrants are not continuously exercisable, any dates on which the warrants are not exercisable;

•	the terms of the securities issuable upon exercise of those warrants;

•	provisions for changes to or adjustments in the exercise price;

•	whether the warrants will be issued in global or certificated form; and

•	any other terms of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for transfer registration, and may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. If the warrants are not separately transferable from the securities with which they were issued, this exchange may take place only if the certificates representing such related securities are also exchanged. Prior to warrant exercise, warrantholders will not have any rights as holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive the principal of, and premium (if any) or interest payments on, the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase common stock or preferred stock, the right to receive any dividends, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Where appropriate, the applicable prospectus supplement will describe the U.S. federal income tax considerations relevant to the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities specified in the applicable prospectus supplement at the exercise price mentioned or calculated as described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to 5:00 p.m., New York time, on the expiration date mentioned in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised by delivery of the warrant certificate representing the warrants to be exercised or, in the case of global securities, by delivery of an exercise notice for those warrants, together with certain information and payment to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement, of the required purchase amount. The information required to be delivered will be on the reverse side of the warrant certificate and in the applicable prospectus supplement. Upon receipt of such payment and the warrant certificate or exercise notice properly executed at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement, we will, within the time period provided by the relevant warrant agreement, issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

If mentioned in the applicable prospectus supplement, securities may be surrendered as all or part of the exercise price for warrants.

Antidilution Provisions

In the case of warrants to purchase common stock, the exercise price payable and the number of shares of common stock to be purchased upon warrant exercise may be adjusted in certain events, including:

•	the issuance of share dividends to stockholders or a combination, subdivision or reclassification of our common stock;

•	the issuance of rights, warrants or options to all stockholders entitling them to purchase shares of common stock for aggregate consideration per share less than the current market price per share;

•	any distribution by us to our stockholders or evidences of our indebtedness or of assets, excluding cash dividends or distributions referred to above; and

•	any other events mentioned in the applicable prospectus supplement.

No adjustment in the number of shares purchasable upon warrant exercise will be required until cumulative adjustments require an adjustment of at least 1% of such number. No fractional shares will be issued upon warrant exercise, but we will pay the cash value of any fractional shares otherwise issuable.

Modification

We and the relevant warrant agent may amend any warrant agreement and the terms of the related warrants by executing a supplemental warrant agreement, without any such warrantholder’s consent, for the purpose of:

•

curing any ambiguity, any defective or inconsistent provision contained in the warrant agreement, or making any other corrections to the warrant agreement that are not inconsistent with the provisions of the warrant certificates;

•	evidencing the succession of another corporation to us and their assumption of our covenants contained in the warrant agreement and the warrants;

•	appointing a successor depositary, if the warrants are issued in the form of global securities;

•	evidencing a successor warrant agent’s acceptance of appointment with respect to the warrants;

•	adding to our covenants for the warrantholders’ benefit or surrendering any right or power conferred upon us under the warrant agreement;

•	issuing warrants in definitive form, if such warrants are initially issued in the form of global securities; or

•	amending the warrant agreement and the warrants as we deem necessary or desirable and that will not adversely affect the warrantholders’ interests in any material respect.

We and the warrant agent may also amend any warrant agreement and the related warrants by a supplemental agreement with the consent of the holders of a majority of the unexercised warrants that such amendment affects, for the purpose of adding, modifying or eliminating any of the warrant agreement’s provisions or of modifying the holders’ rights. However, no such amendment that:

•	changes the number or amount of securities purchasable upon warrant exercise so as to reduce the number of securities receivable upon this exercise;

•	shortens the time period during which the warrants may be exercised;

•	otherwise adversely affects the exercise rights of such warrantholders in any material respect; or

•	reduces the number of unexercised warrants

may be made without the consent of each holder affected by that amendment.

Consolidation, Merger and Sale of Assets

Each warrant agreement will provide that we may consolidate or merge with or into any other corporation or sell, lease, transfer or convey all or substantially all of our assets to any other corporation; provided, however, that:

•

either we must be the continuing corporation, or the corporation other than us formed by or resulting from any consolidation or merger or that receives the assets must be organized and existing under the laws of any U.S. jurisdiction (or any subdivision thereof) and must assume our obligations for the unexercised warrants and the performance of all covenants and conditions of the relevant warrant agreement; and

•	we or that successor corporation must not immediately be in default under that warrant agreement.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the relevant warrant agreement and will not assume any obligation or relationship of agency or trust for any warrantholder. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case we default in performing its obligations under the relevant warrant agreement or warrant, including any duty or responsibility to initiate any legal proceedings or to make any demand upon us. Any warrantholder may, without the consent of the warrant agent or of any other warrantholder, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that warrant.

Replacement of Warrant Certificates

We will replace any destroyed, lost, stolen or mutilated warrant certificate upon delivery to us and the relevant warrant agent of satisfactory evidence of the ownership of that warrant certificate and of the destruction, loss, theft or mutilation of that warrant certificate, and (in the case of mutilation) surrender of that warrant certificate to the relevant warrant agent, unless we or the warrant agent has received notice that the warrant certificate has been acquired by a bona fide purchaser. That warrantholder will also be required to provide indemnity satisfactory to the relevant warrant agent and us before a replacement warrant certificate will be issued.

Title

We, the warrant agents and any of their agents may treat the registered holder of any warrant certificate as the absolute owner of the warrants evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the warrants so requested, despite any notice to the contrary.

DESCRIPTION OF PURCHASE CONTRACTS

The following description is a summary of the general terms and provisions of the purchase contracts and purchase contract agreements. This summary may not contain all of the information that is important to you and is qualified in its entirety by reference to the relevant purchase contract agreement. The specific terms and provisions of any purchase contract will be described in the applicable prospectus supplement. If so described in a prospectus supplement, the terms and provisions of that purchase contract may differ from the general description of terms and provisions presented below.

Mohawk may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness.

DESCRIPTION OF UNITS

The following description is a summary of the general terms and provisions of the units and the unit agreements. This summary may not contain all of the information that is important to you and is qualified in its entirety by reference to the relevant unit agreement. The specific terms and provisions of any units will be described in the applicable prospectus supplement. If so described in a prospectus supplement, the terms and provisions of those units may differ from the general description of terms and provisions presented below.

Mohawk may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any prospectus supplement related to any particular units will describe, among other things:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	if appropriate, any special United States federal income tax considerations applicable to the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may offer and sell the debt securities, common stock, preferred stock, warrants, purchase contracts or units in any one or more of the following ways:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis; or

•	otherwise through a combination of any of the above methods of sale.

In addition, we may enter into option, share lending or other types of transactions that require us to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus. We may also enter into hedging transactions with respect to our securities.

Each time we sell such securities, we will provide a prospectus supplement that will name the issuer of the securities and any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including:

•	the purchase price of the securities and the proceeds we will receive from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;

•	any commissions allowed or paid to agents;

•	any securities exchanges on which the securities may be listed;

•	the method of distribution of the securities;

•	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and

•	any other information we think is important.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Such sales may be effected:

in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•

in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the writing of options; or

•	through other types of transactions.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, or the Securities Act, with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commissions payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Some of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with and perform services for us or our subsidiaries in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us for certain expenses.

Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

Any underwriters to which offered securities are sold by us for public offering and sale may make a market in such securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time. No assurance can be given as to the liquidity of the trading market for any securities.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commissions payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

ENFORCEMENT OF CIVIL LIABILITIES

Mohawk Capital Finance is a corporation organized under the laws of Luxembourg. All of its assets are located outside of the United States, and most of its directors are residents of countries other than the United States. It may not be possible for you to effect service of process within the United States upon Mohawk Capital Finance or such non-U.S. persons with respect to matters arising under the federal securities laws of the United States or otherwise or to enforce against Mohawk Capital Finance or such non-U.S. persons judgments obtained in U.S. courts, including judgments with regard to the payment of principal of, and premium (if any) and interest on, notes issued by Mohawk Capital Finance, whether or not predicated upon the civil liability provisions of the federal securities laws of the United States. Our Luxembourg counsel has advised us that, given the absence of an applicable convention between Luxembourg and the United States providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters, a judgment rendered by a U.S. court against Mohawk Capital Finance (separate and apart from Mohawk as guarantor of any notes issued by Mohawk Capital Finance) or its Luxembourg directors will not be ipso facto recognized and enforced by the courts of Luxembourg. In order to enforce such a judgment against Mohawk Capital Finance or its Luxembourg directors, you would have to file a claim with a court of competent jurisdiction in Luxembourg. In the course of those proceedings, you would be permitted to submit the judgment rendered by a U.S. court. If the Luxembourg court were to find that the jurisdiction of the U.S. court was based on grounds that are internationally acceptable and that the enforcement procedures set forth in Article 678 et seq. of the Luxembourg New Code of Civil Procedure were observed, the Luxembourg court would in principle grant the exequatur to the final judgment of the U.S. court unless such judgment would not meet the following requirements : (i) the foreign judgment must be enforceable in the country of origin, (ii) the court of origin must have had jurisdiction both according to its own domestic laws and to the Luxembourg conflict of jurisdiction rules, (iii) regularity of the procedural rules in light of the laws of the country of origin, (iv) the foreign procedure and decision must not have violated the rights of defense and due process norms, (v) the foreign court must have applied the law which is designated by the Luxembourg conflict of laws rules, or, at least, the judgment must not contravene the principles underlying these rules, (vi) the considerations of the foreign judgment as well as the judgment as such must not contravene Luxembourg international public order, and (vii) the foreign judgment must not have been rendered subsequent to an evasion of Luxembourg law (“fraude à la loi”).

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for Mohawk and Mohawk Capital Finance by Alston & Bird LLP. Certain matters under the laws of Luxembourg related to the debt securities of Mohawk Capital Finance will be passed upon for Mohawk Capital Finance by Arendt & Medernach. Certain legal matters related to the securities offered by this prospectus will be passed upon for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Mohawk Industries, Inc. and subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 consolidated financial statements refers to a change to the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update 2016-02, Leases, and subsequent related amendments.

Mohawk Capital Finance S.A.

1.750% Senior Notes due 2027

Fully and Unconditionally Guaranteed by

Mohawk Industries, Inc.

PROSPECTUS SUPPLEMENT

BNP PARIBAS	BofA Securities	J.P. Morgan

Mizuho Securities	PNC Capital Markets LLC	Wells Fargo Securities	UniCredit Bank	Barclays

Co-Managers

US Bancorp	SunTrust Robinson Humphrey	Goldman Sachs & Co. LLC	KBC Bank

June 9, 2020